Exhibit 10.11

STOCK PURCHASE AGREEMENT

BETWEEN

CONTINENTAL CASUALTY COMPANY, AS SELLER

AND

OCTAGON RISK SERVICES, INC., AS PURCHASER

RELATING TO

MANAGED CARE HOLDINGS CORPORATION
and its Subsidiary, CARONIA CORP.

DATED MARCH        , 2005

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS

ARTICLE II	PURCHASE OF SHARES AND CLOSING

2.1	Purchase of the Shares
2.2	Cash Consideration for Purchase of the Shares
2.3	The Closing
2.4	Closing Adjustment
2.4.1	Prototype Financial Information
2.4.2	Closing Financial Information
2.4.3	Closing Working Capital Adjustment
2.4.4	Preliminary Pro Forma Balance Sheet and Income Statement
2.4.5	Mutual Right to Review
2.4.6	Dispute Resolution
2.4.7	Accounting Firm’s Determination
2.4.8	Final Adjustment

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	Organization and Good Standing
3.1.1	Parent
3.1.2	The Company
3.1.3	Seller
3.2	Capitalization of the Company; Title to Shares
3.2.1	Parent
3.2.2	Company
3.2.3	Claims Against the Company
3.3	Enforceability
3.3.1	Enforceability of this Agreement
3.3.2	Enforceability of the Related Agreements
3.4	Financial Statements
3.4.1	Delivery of Financial Statements
3.4.2	Parent Financial Statements
3.4.3	Contingent Liabilities
3.5	Assets
3.5.1	Company Assets
3.5.2	CNA Transferred Assets
3.5.3	Tax Basis of Transferred Assets
3.6	Litigation

3.7	Books and Records
3.8	Contracts
3.8.1	Company Contracts
3.8.2	CNA Assigned Contracts
3.9	Intellectual Property
3.9.1	Patents, Trademarks, Trade Names, Service Marks and Copyrights
3.9.2	Know-How, Methods of Operation, Customer Lists and Business Records
3.9.3	Computer Programs
3.9.4	Third Party Infringement
3.10	Customer Agreements
3.11	Compliance with Legal Requirements
3.12	Licenses
3.13	Taxes and Tax Returns
3.13.1	Affiliated Group Taxes
3.13.2	Taxes for which Either of the Companies is Taxpayer
3.14	Employees
3.15	Employee Benefits
3.16	Labor Relations
3.17	Insurance
3.18	Brokers or Finders
3.19	Absence of Certain Changes and Events
3.20	Seller’s Approvals
3.21	Sufficiency of Assets and Contracts
3.22	Real Property
3.22.1	Owned Real Property
3.22.2	Leased Real Property
3.23	Excluded Affiliates
3.24	Deferred Revenue
3.25	Environmental Matters
3.25.1	Hazardous Materials
3.25.2	Hazardous Materials Activities
3.25.3	Permits
3.25.4	Environmental Liabilities
3.26	Accounts Receivable

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Status of Purchaser
4.2	Enforceability
4.3.	Enforceability of Security Capital Guarantee
4.4	Certain Proceedings
4.5	Financial Statements
4.6	Brokers or Finders
4.7	Purchaser’s Approvals
4.8	Securities Laws

4.9	Investment Company
4.10	Financing

ARTICLE V	ADDITIONAL AGREEMENTS OF SELLER AND PURCHASER

5.1	Closing Adjustments
5.2	Conduct of the Business
5.3	Expenses
5.4	Purchaser’s Access to the Business Prior to Closing
5.5	Performance of this Agreement
5.6	Notification of Certain Matters
5.7	Employee Matters
5.8	Computer Programs
5.9	Communications
5.10	Execution and Delivery of Documents
5.11	Cooperation after the Closing
5.11.1	Further Assurances
5.11.2	Seller’s Access to Records
5.11.3	Purchaser’s Access to Records
5.11.4	Records of the Business
5.11.5	Storage of Records of the Business
5.11.6	Subpoenas of Business Records
5.12	Third Party Consents
5.12.1	Obtaining Third Party Consents
5.12.2	Agreements Affecting the Other Party
5.13	Regulatory Compliance
5.14	No Solicitations
5.15	Use of Names
5.16	Non-Competition
5.16.1	Seller
5.16.2	Restricted Area
5.16.3	Exceptions
5.16.4	Disposition of Business Activities
5.16.5	Due Diligence Materials
5.16.6	Enforcement
5.16.7	No-Hire
5.16.8	Confidential Information
5.16.9	Rights Retained by Seller
5.17	Monthly Financial Statements of the Company
5.18	Bidder Agreements
5.19	Facilities Plan
5.20	Audit of Parent Financial Statements
5.21.	Confidentiality

ARTICLE VI	CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASER TO CLOSE

6.1	Representations, Warranties and Covenants
6.2	Related Agreements
6.3	Secretary’s Certificate
6.4	Approvals and Consents
6.5	Injunction and Litigation
6.6	Bank Financing
6.7	Companies’ Releases
6.8	Closing Material Adverse Effect

ARTICLE VII	CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE

7.1	Representations, Warranties and Covenants
7.2	Related Agreements
7.3	Secretary’s Certificate
7.4	Approvals and Consents
7.5	Companies’ Releases
7.6	Injunction and Litigation

ARTICLE VIII	TAX MATTERS

8.1	Post-Closing Access to Records; Cooperation
8.2	Liability for Taxes and Related Matters
8.2.1	Seller’s Liability for Taxes
8.2.2	Purchaser’s Liability for Taxes
8.2.3	Taxes for Short Taxable Year
8.2.4	Adjustment to Cash Consideration Amount
8.2.5	Preparation and Filing of Tax Returns
8.2.6	Contest Provisions
8.3	Survival of Obligations
8.4	Refunds and Tax Benefits
8.4.1	Income Tax Refunds
8.4.2	Carryback of Tax Attributes
8.5	Tax Sharing Agreements
8.6	Certain Taxes
8.7	Disclosure of U.S. Federal Income Tax Treatment

ARTICLE IX	TERMINATION

9.1	Termination
9.2	Procedure on Termination

ARTICLE X	INDEMNIFICATION

10.1	Seller’s Indemnification
10.2	Purchaser’s Indemnification
10.3	Conditions of Indemnification
10.4	Indemnification Limits
10.4.1	Exclusions from Indemnification
10.4.2	Time Limits
10.4.3	Limitations on Amount
10.4.4	Exclusive Remedy

ARTICLE XI	MISCELLANEOUS PROVISIONS

11.1	Notices
11.2	Sole Agreement
11.3	Successors and Assigns
11.4	Captions
11.5	Disputes Resolution
11.6	Governing Law and Jurisdiction
11.7	No Third Party Beneficiaries
11.8	Expenses
11.9	Counterparts
11.10	Severability
11.11	Waiver of Jury Trial; Damages

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into this           day of March, 2005, by and between CONTINENTAL CASUALTY COMPANY, an Illinois stock insurance company (“Seller”) and OCTAGON RISK SERVICES, INC., a Minnesota corporation (“Purchaser”).

ARTICLE I

Definitions

The following terms, when used in this Agreement, shall have the meanings described in this Section:

AAA shall have the meaning given in Section 5.16.4(f).

Accounting Firm means Price Waterhouse Coopers, or if Price Waterhouse Coopers is disqualified or unwilling to serve, a public accounting firm with a United States national practice that is mutually acceptable to the Parties.

Accounting Firm’s Dispute Work Papers shall have the meaning given in Section 2.4.5(a).

Acquisition Date means July 23, 1997, the date on which Seller acquired Parent and the Company through purchase of Parent’s issued and outstanding capital stock.

Adjusted Working Capital shall have the meaning given in Section 2.4.1(b).

Affiliate means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; provided, however, that with respect to CNA Financial, Seller and any other Persons controlled by CNA Financial, “Affiliate” (i) shall include only CNA Financial and Persons controlled by CNA Financial, and (ii) shall exclude CNA Surety Corporation, a Delaware corporation, First Insurance Company of Hawaii, a Hawaii stock insurance company, Accord Underwriting Agency, Ltd., a Bermuda company, and RVI Guaranty Co., Ltd., a Bermuda insurance company.

Affiliated Group means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

Alternative Transaction shall have the meaning given in Section 5.14.

Base Working Capital shall have the meaning given in Section 2.4.1(b).

Bidder Agreements shall have the meaning given in Section 5.18.

Books and Records means all records and all other data and information (in whatever form maintained) in the possession or control of Seller, its Affiliates or the Companies and relating primarily to the Business as currently conducted, including administrative records, sales records, files and records relating to regulatory matters and accounting records, but excluding any Tax records and all other data and information with respect to Tax; provided, however, that if any such financial or accounting records contain information which does not relate to the Business, such information shall not constitute “Books and Records”.

Business means all of the business of the Companies.

Business Activities shall have the meaning given in Section 5.16.3(f).

Business Day means any day other than a Saturday, Sunday or a day on which commercial banks in New York City or Chicago are authorized or required by law to be closed.

Business Employees means each Person having the status of an employee substantially all of whose working time is spent serving in the Business as of the Closing Date, including, without limitation, each such Person currently on leave of absence, vacation, sick days, short or long term disability or workers’ compensation, and includes the persons listed on Schedule 1(A).

Business Leases shall have the meaning given in Section 3.22.2.

Cash Consideration Amount shall have the meaning given in Section 2.2.

Closing and Closing Date shall have the meanings given in Section 2.3.

Closing Adjustments shall have the meaning given in Section 5.1.

Closing Material Adverse Effect means a material adverse effect on the financial condition or results of operations of the Business; provided, however, that the following shall be excluded from the definition of “Closing Material Adverse Effect” and from any determination as to whether a Closing Material Adverse Effect has occurred or may occur:  (i) any adverse change or effect that is caused by or that arises out of the closing of any securities or financial markets, or conditions affecting the economy or financial, banking, currency or capital markets in general; (ii) any adverse change or effect that is caused by or that arises out of conditions affecting the property and casualty third party claim administration industry, or the insurance or financial services industries generally; (iii) any adverse change or effect that is caused by or arises out of any downgrade or potential downgrade of the financial strength, capital adequacy or other ratings of Seller or any of its Affiliates, that is not caused by Seller’s breach of the representations, warranties, covenants or terms of this Agreement; (iv) any adverse change or effect that is caused by or arises out of any outbreak or escalation of national or international hostilities or any crisis or calamity, or any attack or act of terrorism; and (v) any adverse change or effect resulting from the announcement or the pendency of the transactions contemplated by this Agreement or from Purchaser’s violation of Section 5.9 (including, but not limited to, changes in relations with Business Employees and customers of the Business).

Closing Pro Forma Balance Sheet shall have the meaning given in Section 2.4.2.

Closing Working Capital Adjustment shall have the meaning given in Section 2.4.2.

CNA Assigned Contracts means the contracts of Seller and its Affiliates that are listed in Schedule 1(B), and that are to be assigned to the Company on or before the Closing Date pursuant to this Agreement.

CNA Assignment and Assumption Agreement shall have the meaning given in Section 2.3(f).

CNA Bill of Sale shall have the meaning given in Section 2.3(g).

CNA Financial means CNA Financial Corporation, a Delaware corporation, and the direct parent company of Seller.

CNA Interim Services Agreement shall have the meaning given in Section 2.3(j).

CNA Release shall have the meaning given in Section 2.3(o).

CNA Subleases shall have the meaning given in Section 2.3(i).

CNA Transferred Assets means those assets to be transferred to the Company by Seller or Affiliates of Seller on or before the Closing Date pursuant to the terms of this Agreement, a complete list of which, including in each case the identity of the transferor, is set forth on Schedule 1(C).

Code means the Internal Revenue Code of 1986 and regulations promulgated thereunder.

Companies means Parent and Company.

Company means Caronia Corp., a corporation organized under the laws of the State of Delaware.

Company Assets shall have the meaning given in Section 3.5.1.

Company Bill of Sale shall have the meaning given in Section 2.3(h).

Company Common Stock means the Company’s Common Stock without par value.

Company Hazardous Material Activities shall have the meaning given in Section 3.25.2.

Company Interim Services Agreement shall have the meaning given in Section 2.3(k).

Companies’ Release shall have the meaning given in Section 2.3(o).

Company Shares means the 100 shares of the issued and outstanding Company Common Stock that are owned by Parent.

Company Transferred Assets means those assets to be transferred to Seller by the Company on or before the Closing Date pursuant to the terms of this Agreement, a complete list of which is set forth on Schedule 1(E).

Computer Program means current versions of existing (i) computer programs, including all object code, all executables and all available source code, (ii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iii) documentation, including user manuals and training materials, relating to any of the foregoing.

Confidential Information means (i) all confidential or proprietary information concerning the Business, including, but not limited to, Business Employees and (ii) all nonpublic personal information of the Company’s customers.

Confidentiality Agreement means the Confidentiality Agreement between Seller and Capital Partners, Inc. dated as of September 22, 2004.

Contract Interest Rate means the prime rate for money center banks as reported in the Wall Street Journal from time to time plus 2% per annum.

Delayed Transferred Employees shall have the meaning given in Section 5.7(e).

Dispute Officer shall have the meaning given in Section 10.3(a).

Embedded Computer Programs means utilities, executables, and other components owned by third persons and incorporated into the Owned Principally Used Computer Programs or the Owned Generally Used Computer Programs.

Employee Benefit Arrangement means each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, incentive compensation plan, executive compensation plan, whether formal or informal, and any other employee benefit (including, but not limited to, fringe benefits as defined in Section 132 of the Code, and whether or not in writing) that is not salary, an ERISA Plan, or an individual employment or severance agreement.

Encumbrance means any pledge, security interest, mortgage, community property interest, lien (including but not limited to liens for unpaid taxes), attachment, automatic or other stay in a bankruptcy or insolvency proceeding, trust agreement, constructive or resulting trust, voting trust or agreement, restricted stock agreement, right of first refusal, or option, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, except such restrictions as may be contained in the articles of incorporation or the by-laws of the Company and restrictions on subsequent transfer contained in U.S. federal and state securities and insurance laws.

Enforceability Exceptions shall have the meaning given in Section 3.3.1.

ERISA means the Employee Retirement Income Security Act of 1974.

ERISA Group shall have the meaning given in Section 3.15.

ERISA Plan means an employee benefit plan as defined in Section 3(3) of ERISA.

Final Income Statement shall have the meaning given in Section 2.4.4.

Final Pro Forma Balance Sheet shall have the meaning given in Section 2.4.4.

Final Working Capital Adjustment shall have the meaning given in Section 2.4.7.

GAAP means United States generally accepted accounting principles.

Governmental Authority means any government or political subdivision, board, commission or other instrumentality thereof, whether federal, state, local or foreign.

Hazardous Material shall have the meaning given in Section 3.25.1.

Income Tax means any federal, state, local or foreign income tax, including any interest, penalty or addition thereto, whether disputed or not.

Income Tax Return means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Incurred means the occurrence of an event, act or omission giving rise to an obligation or liability.

Indemnified Party shall have the meaning given in Section 10.3.

Indemnifying Party shall have the meaning given in Section 10.3.

Individual Licenses shall have the meaning given in Section 3.12.

Knowledge means actual knowledge, following reasonable inquiry, of those individuals listed in Schedule 1(F).

Legal Requirement means any law, statute, ordinance, regulation, writ, injunction, rule, established principle of common law, directive, decree, administrative ruling or enforceable supervisory policy of any Governmental Authority or applicable court decision.

License means any license, permit, order, approval or non-objection, registration, membership, authorization or qualification under any federal, state or local law or with any Governmental Authority or under any industry or non-governmental self-regulatory organization.

Licensed Computer Programs shall have the meaning given in Section 3.9.3(b).

Loss means all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, and expenses (including but not limited to reasonable and necessary fees of counsel, investigators, expert witnesses, consultants and other professionals, court filing fees, court costs, arbitration fees or costs, witness fees and other similar expenses).

Material means (i) with respect to any representation, warranty or covenant containing a specific quantitative amount, ratio or other test, such quantitative amount, ratio or test; (ii) with respect to any representation, warranty or covenant of any Party under this Agreement related to financial condition, financial obligations, or values and not containing a specific quantitative amount, ratio or test, a change having an adverse impact of $10,000 or more; and (iii) with respect to any representation, warranty or covenant under this Agreement that is not related to financial condition, financial obligations or values and that does not contain a specific quantitative amount, ratio or test, a change having an impact that materially and adversely affects the business, financial condition and prospects of the relevant Person, taken as a whole.

Most Recent Parent Financial Statements means the consolidated GAAP unaudited balance sheets and statements of income for Parent as of and for the month ended January 31, 2005.

Non-Compete Term shall have the meaning given in Section 5.16.1.

Outside Closing Date shall have the meaning given in Section 2.3.

Owned Generally Used Computer Programs shall have the meaning given in Section 3.9.3(a).

Owned Principally Used Computer Programs shall have the meaning given in Section 3.9.3(a).

Parent means Managed Care Holdings Corporation., a corporation organized under the laws of Delaware.

Parent Capital Stock has the meaning given in Section 3.2.1.

Parent Financial Statements shall have the meaning given in Section 3.4.1.

Parent Shares means the 900 issued and outstanding shares of Parent’s Class A Common Stock, par value $0.001 per share, that are owned by Seller.

Parties means Seller and Purchaser.

Pension Plan means an employee pension benefit plan within the meaning of Section 3(2) of ERISA.

Permitted Encumbrances, as to any asset, means each of the following: (i) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith; (ii) Encumbrances imposed by law, including without limitation materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business, that do not in the aggregate impair the value of or interfere with or prohibit the current use or operation of such asset by the Company, and (iii) Encumbrances related to deposits to secure policyholder obligations as required by the insurance departments of the various states.

Person means any natural person, corporation, partnership, limited liability company, trust, joint venture or other entity.

Preliminary Financial Statements shall have the meaning given in Section 2.4.3.

Preliminary Income Statement shall have the meaning given in Section 2.4.3.

Preliminary Pro Forma Balance Sheet shall have the meaning given in Section 2.4.3.

Proposal shall have the meaning given in Section 5.14.

Prototype Pro Forma Balance Sheet shall have the meaning given in Section 2.4.1.

Purchaser shall have the meaning given in the Preamble.

Purchaser Financial Statements shall have the meaning given in Section 4.4.

Purchaser Offer shall have the meaning given in Section 5.16.4(b).

Purchaser’s Approvals shall have the meaning given in Section 4.7.

Records of the Business shall have the meaning given in Section 5.11.4.

Related Agreements means this Agreement, the CNA Assignment and Assumption Agreement, the CNA Bill of Sale, the Company Bill of Sale, the CNA Subleases, the CNA Interim Services Agreement, the Company Interim Services Agreement, the Software License Agreement, the Company Release and the Seller Release.

Representative shall have the meaning given in Section 5.14.

Restricted Area shall have the meaning given in Section 5.16.2.

Retained Employee Liabilities shall have the meaning given in Section 5.7(g).

Securities Act means the federal Securities Act of 1933 and rules, regulations and applicable administrative rulings and court decisions issued thereunder.

Security Capital Guarantee shall have the meaning given in Section 4.3.

Seller shall have the meaning given in the Preamble.

Seller’s Approvals shall have the meaning given in Section 3.20.

Service Computer Programs means those Computer Programs (other than the Owned Principally Used Computer Programs, the Owned Generally Used Computer Programs, the Licensed Computer Programs and the Shrink Wrap Computer Programs) that are used in the conduct of the Business as of the date of this Agreement.

Severance Benefits means payments or benefits extended under any applicable and effective written policy of any Business Employee’s employer providing for payments or benefits upon termination of employment (other than qualified or non-qualified retirement plans) (including, but not limited to, outplacement services).

Shares means the 900 issued and outstanding shares of the Class A Common Stock of Parent, par value $0.001 per share, owned by Seller and that are to be sold to Purchaser pursuant to this Agreement.

Shrink Wrap Computer Programs shall have the meaning given in Section 3.9.3(c).

Software License Agreement shall have the meaning given in Section 2.3(l).

Straddle Period shall have the meaning given in Section 8.2.5(b).

Subsidiary means any corporation, trust, partnership, joint venture or other entity of which 50% or more of the voting interest or ownership interest is owned, legally or beneficially, by any Person and its Affiliates.

Tax means any federal, state or local income, gross receipts, premium, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

Tax Return means any return, report, declaration, claim for refund, or other return or statement, including any schedule or attachment thereto, filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax.

Title IV Plan shall have the meaning given in Section 3.15.

Transferred Employee shall have the meaning given in Section 5.7(a).

Unavailable Computer Programs shall have the meaning given in Section 5.8(i).

Working Capital means assets (excluding good will) minus liabilities.

Working Capital Adjustment shall have the meaning given in Section 2.4.1(b).

ARTICLE II

Purchase of Shares and Closing

2.1.                              Purchase of the Shares.  On the terms and conditions set forth herein, Seller shall sell, transfer, convey and assign the Shares to Purchaser and Purchaser shall purchase the Shares from Seller.

2.2.                              Cash Consideration for Purchase of the Shares.  The cash purchase price for the Shares payable by Purchaser to Seller at Closing shall equal $16,000,000 (the “Cash Consideration Amount”).

2.3.                              The Closing.  Subject to the terms and conditions of this Agreement, the Closing of the purchase and sale under this Agreement (the “Closing”) shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois, on the Closing Date.  The “Closing Date” shall be the last Business Day of the month in which all of the conditions set forth in Articles VI and VII have been satisfied; provided that if such conditions are satisfied in the five Business Day period preceding the last Business Day of the month, the Closing Date shall be the last Business Day of the immediately following month.  The Closing shall be effective as of the close of business on the Closing Date.  The Parties agree to use reasonable best efforts to satisfy the conditions set forth in Articles VI and VII that are within their respective control on or before March 31, 2005.  Notwithstanding any other provision of this Agreement, if the Closing Date shall not have taken place on or before May 31, 2005 (the “Outside Closing Date”), either Party may terminate this Agreement as permitted pursuant to Sections 9.1(d) or (e).  At the Closing, the Parties will deliver to one another the following funds, documents and such other agreements, instruments and documents as are required under this Agreement to be executed and delivered by the Parties:

(a)                                  Resolutions of the Boards of Directors of Seller and Purchaser approving the transactions described in this Agreement and the Related Agreements;

(b)                                 A wire transfer of the Cash Consideration Amount in immediately available funds to the account designated by Seller;

(c)                                  A certificate or certificates for the Shares, accompanied by a stock power duly endorsed in blank by Seller;

(d)                                 Seller’s Approvals;

(e)                                  Purchaser’s Approvals;

(f)                                    The Assignment and Assumption Agreement in the form of Exhibit A, pursuant to which Seller and its Affiliates shall assign certain rights and obligations to the Company (the “CNA Assignment and Assumption Agreement”);

(g)                                 The Bill of Sale in the form of Exhibit B, pursuant to which Seller and its Affiliates shall transfer certain assets to the Company (the “CNA Bill of Sale”);

(h)                                 The Bill of Sale in the form of Exhibit C, pursuant to which the Company shall transfer certain assets to Seller and one or more of its Affiliates (the “Company Bill of Sale”);

(i)                                     License agreements in the form of Exhibit D for offices of the Company designated in the Facilities Plan, and to be occupied after the Closing by the Company (the “CNA Subleases”);

(j)                                     The Interim Services Agreement in the form of Exhibit E, pursuant to which Seller and one or more of its Affiliates will provide services to the Company (the “CNA Interim Services Agreement”);

(k)                                  The Interim Services Agreement in the form of Exhibit F, pursuant to which the Company will provide services to Seller and its Affiliates (the “Company Interim Services Agreement”);

(l)                                    The Software License Agreement between Seller and the Company in the form of Exhibit G (the “Software License Agreement”);

(m)                               Resignations of such officers and directors of the Companies as may be requested by Purchaser;

(n)                                 Original minute books and stock record books of the Companies; and

(o)                                 The releases in the form of Exhibit H (to be delivered by Seller) (the “CNA Release”) and Exhibit I (to be delivered by Purchaser) (the “Companies’ Releases”).

Except as otherwise expressly provided in this Agreement or in any Related Agreement, all actions required to be taken at the Closing shall be deemed to have occurred simultaneously, and all documents delivered at the Closing shall be deemed to have been delivered simultaneously.

2.4.                              Closing Adjustment.

2.4.1.                     Prototype Financial Information.

(a)                                  Prototype Pro Forma Balance Sheet.  Seller has prepared a prototype pro forma balance sheet of the Companies on a consolidated basis as of September 30, 2004, illustrating the consolidated balance sheet of the Companies as of September 30, 2004, as if the Closing had occurred on September 30, 2004 (the “Prototype Pro Forma Balance Sheet”), which is Schedule 2.4.1(A).  The Prototype Pro Forma Balance Sheet illustrates all transfers contemplated by Seller as of the Closing Date.

(b)                                 Prototype Working Capital Adjustment.  Notwithstanding Section 2.4.1(a), the Parties agree that Working Capital as of the Closing Date shall not be less than Working Capital as of September 30, 2004, as stated on Schedule 2.4.1(B) in the column headed “Base Amount” (the “Base Working Capital”).  Seller has prepared a pro forma working capital adjustment calculation using stipulated values as of September 30, 2004, and actual values as of December 31, 2004 (“Adjusted Working Capital”), which is Schedule 2.4.1(B), to illustrate the calculation of the working capital adjustment.  The amount so determined by subtracting the Base Working Capital from the Adjusted Working Capital is the “Working Capital Adjustment.”

2.4.2.                     Closing Financial Information.  On or before a date five Business Days prior to the Closing Date, Seller shall deliver to Purchaser a pro forma balance sheet of the Companies on a consolidated basis as of the end of the month preceding the month in which the Closing Date occurs (the “Closing Pro Forma Balance Sheet”), which shall be prepared in a manner consistent with the preparation of the Prototype Pro Forma Balance Sheet.  The transfers illustrated in the Closing Pro Forma Balance Sheet shall be made on or before the Closing Date in the amounts provided on the Closing Pro Forma Balance Sheet.  On the same date, Seller shall prepare and deliver to Purchaser a calculation of the Working Capital Adjustment in accordance with Schedule 2.4.1(B) using Working Capital as reflected in the Closing Pro Forma Balance Sheet (the “Closing Working Capital Adjustment”).

2.4.3.                     Closing Working Capital Adjustment  If the Closing Working Capital Adjustment is negative, cash in an amount equal to the Closing Working Capital Adjustment shall be retained in the Company at the Closing.   If the Closing Working Capital Adjustment is positive, cash in an amount equal to the Closing Working Capital Adjustment shall be distributed to Seller at the Closing, provided, however, that if such distribution, together with all other permitted distributions of cash shown on the Closing Pro Forma Balance Sheet, would exceed the amount of cash on the Closing Pro Forma Balance Sheet, the Cash Consideration Amount shall be increased by the amount of such excess.

2.4.4.                     Preliminary Pro Forma Balance Sheet and Income Statement.  Within 75 days after the Closing Date, Seller shall prepare and deliver to Purchaser, a preliminary pro forma balance sheet of the Companies on a consolidated basis as of the close of business on the Closing Date (the “Preliminary Pro Forma Balance Sheet”) and an income statement of the Companies on a consolidated basis for the period from January 1, 2005, through the Closing Date (the “Preliminary Income Statement”).  The Preliminary Pro Forma Balance Sheet and the Preliminary Income Statement are collectively referred to herein as the “Preliminary Financial Statements.”  The Preliminary Pro Forma Balance Sheet will be substantially in the format of the Prototype Pro Forma Balance Sheet and will comply with Section 3.4.2.  The Preliminary Income Statement will present the Parent’s consolidated and consolidating results of operations for the period for which it is prepared, will comply with Section 3.4.2 and will be prepared in a manner and using accounting policies consistent with the unaudited year end financial statements of Parent and the Company for the year ended December 31, 2004.  Purchaser agrees that Purchaser’s personnel will use reasonable best efforts to assemble and provide to Seller the work papers and records necessary for Seller to prepare the Preliminary Financial Statements and to deliver the Preliminary Financial Statements to Purchaser.

2.4.5.                     Mutual Right to Review.  For a period ending on the 60th day after delivery of the Preliminary Pro Forma Balance Sheet (the “Review Period”), Seller and Purchaser shall consider and determine whether or not they agree on the Preliminary Financial Statements.  Purchaser and its Representatives shall have the right to review all of Seller’s work papers and any other financial and accounting records of Seller and the Companies relevant to the Preliminary Financial Statements.  Seller and its Representatives shall have the right to review Purchaser’s relevant financial and accounting records relating to the Business.  If agreement is reached on or before the end of the Review Period as to the consolidated pro forma balance sheet or the consolidated income statement of the Companies as of Closing Date, Seller and Purchaser shall agree upon and deliver to one another (i) a pro forma balance sheet that will be the Preliminary Pro Forma Balance Sheet adjusted by amounts agreed to by Seller and Purchaser, and that, if so agreed, shall be the Final Pro Forma Balance Sheet (the “Final Pro Forma Balance Sheet”), or (ii) a consolidated income statement that will be the Preliminary Income Statement adjusted by amounts agreed to by Seller and Purchaser that, if so agreed, shall be the Final Income Statement (the “Final Income Statement”).  If Purchaser or Seller does not timely dispute the Preliminary Pro Forma Balance Sheet or the Preliminary Income Statement in accordance with Section 2.4.6, the Preliminary Pro Forma Balance Sheet shall be deemed to be the Final Pro Forma Balance Sheet and the Preliminary Income Statement shall be deemed to be the Final Income Statement.  Neither Purchaser nor Seller shall have the right to obtain indemnification under Article X, or to make a claim for breach of any other provision of this Agreement or to any other remedy at law or in equity with respect to any matter (i) agreed in writing by the Parties in resolving any difference under Section 2.4.6, or (ii) determined by the Accounting Firm under Section 2.4.6.

 2.4.6.                  Dispute Resolution.

(a)                                  If, following the conclusion of the Review Period, Purchaser or Seller disagrees with any items on either the Preliminary Pro Forma Balance Sheet or the Preliminary Income Statement, Purchaser or Seller, as the case may be, shall give written notice to the other party and to the Accounting Firm of such disagreement, stating such objection and a reasonably detailed explanation of the reasons therefor.  Such notice shall be delivered within 5 days following the end of the Review Period.  Neither Purchaser nor Seller shall be entitled to invoke this dispute resolution procedure by notice to the Accounting Firm unless at least $100,000 in the aggregate is claimed by such party in good faith as adjustments to be made under Section 2.4.8, or as corrections to the Preliminary Income Statement.  The professional fees of the Accounting Firm will be shared equally by Purchaser and Seller.  Within 15 days following receipt of such notice, Seller or Purchaser, as the case may be, shall submit to the Accounting Firm and to the other party all of the material written information upon which Purchaser or Seller, as the case may be, intends to rely in rebutting Purchaser’s or Seller’s claim.  The Accounting Firm may, but is not required to, request a meeting of Purchaser and Seller and their Representatives to discuss Purchaser’s or Seller’s claim.  The Accounting Firm may request additional information from Seller, Purchaser and their Representatives and copies of any such requested information shall also be provided to the other party to the dispute.  All materials provided by Seller, Purchaser and their Representatives to the Accounting Firm are referred to herein as the “Accounting Firm’s Dispute Work Papers.”  Both Seller and Purchaser and their Representatives shall have the right to review all of either Seller’s or Purchaser’s Accounting Firm’s Dispute Work Papers, as the case may be.  Within 30 days after the Accounting Firm’s receipt of all information (including any information requested by the Accounting Firm from Purchaser or Seller), the Accounting Firm shall provide its written decision on the dispute between Seller and Purchaser.

(b)                                 The scope of the review and determination of the Accounting Firm shall be limited to compliance of the Preliminary Pro Forma Balance Sheet with the Prototype Pro Forma Balance Sheet and with the terms of Section 3.4.2, and the compliance of the Preliminary Income Statement with Section 3.4.2 and its preparation in a manner and using accounting policies consistent with the unaudited year end financial statements of Parent and the Company for the year ended December 31, 2004.

(c)                                  The decision of the Accounting Firm on Purchaser’s or Seller’s claim under this Section 2.4.6 shall be final and binding on Purchaser and Seller, unless it is vacated on any of the grounds provided by the Federal Arbitration Act.  The decision of the Accounting Firm may be confirmed by and enforced as a judgment of any State or Federal Court sitting in Cook County, Illinois, and each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction and venue of those courts in any proceeding to confirm, vacate, or enforce any such decision.

2.4.7.                     Accounting Firm’s Determination.

(a)                                  If the dispute resolution procedure in Section 2.4.6 is requested by Seller or Purchaser as to the Preliminary Pro Forma Balance Sheet, the Preliminary Pro Forma Balance Sheet

shall be adjusted as determined by the Accounting Firm by the full amount of such adjustment and any other adjustments agreed to by the parties and shall be deemed to be the Final Pro Forma Balance Sheet.  The Working Capital Adjustment determined using the Final Pro Forma Balance Sheet shall be the “Final Working Capital Adjustment.”  There shall be no recovery by either party under this Section 2.4.7 unless the difference between the Closing Working Capital Adjustment and the Final Working Capital Adjustment is at least $100,000 following adjustments to the Preliminary Pro Forma Balance Sheet as determined by the Accounting Firm.  If the difference between the Closing Working Capital Adjustment and the Final Working Capital Adjustment is less than $100,000 following adjustments to the Preliminary Pro Forma Balance Sheet as determined by the Accounting Firm, the Preliminary Working Capital Adjustment shall be deemed to be the Final Working Capital Adjustment.

(b)                                 If the dispute resolution procedure in Section 2.4.6 is requested by Seller or Purchaser as to the Preliminary Income Statement, the Preliminary Income Statement shall be adjusted as determined by the Accounting Firm by the full amount of such adjustment and any other adjustments agreed to by the parties and shall be deemed to be the Final Income Statement.  There shall be no adjustment to the Preliminary Income Statement unless at least $100,000 in the aggregate is determined by the Accounting Firm as adjustments to the Preliminary Income Statement.  If the aggregate adjustment to the Preliminary Income Statement as determined by the Accounting Firm is less than $100,000, the Preliminary Income Statement shall be deemed to be the Final Income Statement.  Adjustments, if any, to the Preliminary Income Statement shall not affect the Final Pro Forma Balance Sheet unless corresponding adjustments are made in accordance with the provisions of this Section 2.4 to the Preliminary Pro Forma Balance Sheet.

2.4.8.                     Final Adjustments.

(a)                                  Within five Business Days after the earlier of (x) delivery of an agreed Final Pro Forma Balance Sheet under Section 2.4.5 or (y) delivery of the Final Pro Forma Balance Sheet as determined by the Accounting Firm under Section 2.4.7 or as deemed if the difference between the Closing Working Capital Adjustment and the Final Working Capital Adjustment is less than $100,000, a settlement will be made as follows:

(i)                                     if the difference between the Final Working Capital Adjustment and the Closing Working Capital Adjustment is positive, the amount of such difference shall be paid by Purchaser to Seller; or

(ii)                                  if difference between the Final Working Capital Adjustment and the Closing Working Capital Adjustment is negative, the amount of such difference shall be paid by Seller to Purchaser.

(b)                                 Any amount due pursuant to this Section 2.4.8 shall include interest thereon from the Closing Date through the payment date calculated at an annual rate of 5% per annum.

ARTICLE III

Representations and Warranties of Seller

Seller hereby represents and  warrants as of the Closing Date:

3.1.                              Organization and Good Standing.

3.1.1.                     Parent.  Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  A true and correct copy of the Certificate of Incorporation and By-Laws of Parent have been delivered to Purchaser and Parent is not in violation of any of the provisions thereof.  Parent has full corporate power and authority to conduct its business as it is now being conducted.  Parent is a holding company, the sole activity of which is the ownership of the Company Shares, and does not conduct any business.  Parent is not qualified to do business in any jurisdiction other than Delaware.

3.1.2.                     The Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  A true and correct copy of the Certificate of Incorporation and By-Laws of the Company have been delivered to Purchaser and the Company is not in violation of any of the provisions thereof.  The Company has full corporate power and authority to conduct its business as it is now being conducted.  The  Company is duly qualified to do business in the jurisdictions listed in Schedule 3.1, and is in good standing in each such jurisdiction, and such jurisdictions constitute each jurisdiction in which the Company is required to be so qualified as a result of the nature of its business or the ownership or use of property.

3.1.3.                     Seller.  Seller is a stock insurance company duly organized, validly existing and in good standing under the laws of Illinois.  Seller has full corporate power and authority to conduct its business as it is now being conducted.  Seller is not in violation of any the provisions of its Articles of Incorporation or By-Laws.

3.2.                              Capitalization; Title to Shares.

3.2.1.                     Parent.  The authorized capital stock of Parent consists of 2,000 shares of Class A Common Stock, par value $.001 per share, 2,000 shares of Class B common stock, par value $.001 per share, and 2,000 shares of Preferred Stock, par value $0.001 per share (collectively, the “Parent Capital Stock”), of which 900 shares of Class A Common Stock are issued and outstanding.  Seller is the sole record and beneficial owner of the issued and outstanding Parent Capital Stock.  The Parent Shares have been duly authorized and validly issued, and are fully paid and nonassessable.  Seller owns the Parent Shares free and clear of any Encumbrances.  Except to the extent provided in the Parent’s Certificate of Incorporation, there is no call, option, warrant, subscription, preemptive right, conversion right, redemption right or other right with respect to shares of the Parent Capital Stock.  There is no obligation to pay any dividend or distribution with respect to the Parent Capital Stock.  No shares of the Parent Capital Stock were issued in violation of the Securities Act or any other Legal Requirement.  Parent has no Subsidiaries other than the Company, and, except for investments in the ordinary course of its business, no ownership interest or right or obligation to acquire any ownership interest in any other corporation, trust, partnership, joint venture or other legal entity.  No promissory notes have been issued to or are held by Parent.

3.2.2.                     Company.  The authorized capital stock of the Company consists of 3,000 shares of Common Stock without par value, of which 100 shares are issued and outstanding.  Parent is the sole record and beneficial owner of the issued and outstanding Company Common Stock.  The Company Shares have been duly authorized and validly issued, and are fully paid and nonassessable.  Parent owns the Company Shares free and clear of any Encumbrances.  There is no call, option, warrant, subscription, preemptive right, conversion right, redemption right or other right with respect to shares of the Company Common Stock.  There is no obligation to pay any dividend or distribution with respect to the Company Common Stock.  No shares of the Company Common Stock were issued in violation of the Securities Act or any other Legal Requirement.  The Company has no Subsidiaries, and, except for investments in the ordinary course of its business, no ownership interest or right or obligation to acquire any ownership interest in any other corporation, trust, partnership, joint venture or other legal entity.  No promissory notes have been issued to or are held by the Company.

3.2.3.                     Claims Against the Company.  Except with respect to agreements or open accounts under which Seller and its Affiliates (other than Parent and the Company) obtain services as customers of the Business from the Company, as of the Closing Date, Seller will not have any claims against the Companies, including rights to indemnification under the Companies’ Certificates of Incorporation or By-Laws.  As of the Closing Date, no officer or director of the Companies will have any claim against the Companies except for rights to indemnification under the Companies’ Certificates of Incorporation or By-Laws, as to which no claim has been asserted.

3.3.                              Enforceability.

3.3.1.                     Enforceability of this Agreement.  Seller has full corporate power and authority to execute and to deliver this Agreement, and to carry out the transactions contemplated herein.  Seller has taken all necessary corporate action to authorize Seller’s execution and performance of this Agreement.  This Agreement is the valid and binding obligation of Seller, and is enforceable against Seller in accordance with its terms under the laws of Illinois, except as such enforceability may be limited by laws affecting the rights and remedies of creditors and applicable principles of equity (the “Enforceability Exceptions”).  The execution, delivery and performance of this Agreement by  Seller will not, with or without the giving of notice or passage of time or both, (i) conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of any mortgage, deed of trust, lease, license agreement or other agreement to which Seller or either of the Companies is a party or by which any of them is bound or affected, (ii) conflict with or result in a default under any provision of the articles of incorporation or by-laws of Seller or the articles of incorporation or by-laws of either of the Companies, or any effective resolution of the Directors or Stockholders of Seller or either of the Companies, or (iii) conflict with or result in a violation of any contract, License or Legal

Requirement, the conflict with or violation of which would have a Material adverse effect on the Company or its assets.

3.3.2.                     Enforceability of the Related Agreements.  Each of Seller, the Company and                 has full corporate power and authority, respectively, to execute and to deliver the Related Agreements to which such entities are parties, and to carry out the transactions contemplated therein.  Each of Seller and the Company, respectively, has taken all necessary corporate action to authorize the execution and performance of the Related Agreements.  The Related Agreements are, if executed by Seller and the Company, the valid and binding obligations, respectively, of  Seller and the Company, and enforceable against Seller and the Company in accordance with their terms under the laws of Illinois, subject to the Enforceability Exceptions.  The execution, delivery and performance of the Related Agreements by Seller and the Company will not, with or without the giving of notice or passage of time or both, (i) conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of any mortgage, deed of trust, lease, license agreement or other agreement to which Seller and the Company is a party or by which it is bound or affected, (ii) conflict with or result in a default under any provision of the articles of incorporation or by-laws of Seller or the articles of incorporation or by-laws of the Company, or any effective resolution of the Directors or Stockholders of Seller and the Company, or (iii) conflict with or result in a violation of any Legal Requirement.

3.4.                              Financial Statements.

3.4.1.                     Delivery of Financial Statements.  Seller has delivered to Purchaser the following financial statements:  the unaudited consolidated GAAP balance sheets and statements of income of Parent and the Company as of and for the fiscal years ended December 31, 2002, December 31, 2003, and December 31, 2004, and the unaudited consolidated GAAP balance sheet and statement of income of Parent as of January 31, 2005 (collectively, the “Parent Financial Statements”).

3.4.2.                     Parent Financial Statements.  The Parent Financial Statements fairly present the respective financial condition and results of operations of Parent at the dates thereof or for the periods referred to therein, all in accordance with GAAP, provided, however, that (i) revenue has been treated as deferred and earned in accordance with Schedule 3.4.2(A), (ii) good will is stipulated to be $17,183,293, and (iii) the Most Recent Parent Financial Statements do not contain statements of changes in stockholder equity and cash flow and footnote disclosure, and are subject to normal year-end adjustments.  Since January 1, 2002, except as set forth in Schedule 3.4.2(B), Parent has not made any Material change in the accounting methods employed by the Companies, except as may be required by GAAP accounting practices.  Notwithstanding the foregoing, (x) provided that revenue has been treated as deferred and earned in the Parent Financial Statements in accordance with Schedule 3.4.2A, the Parties agree that Purchaser shall have no claim under this Section 3.4.2 or any other provision of this Agreement with respect to the timing or method of revenue deferral or earning in the Parent Financial Statements, and (y) the Parties agree that Purchaser shall have no claim under this Section 3.4.2 or any other provision of this Agreement with respect to good will.

The foregoing stipulation as to timing and method of revenue deferral or earning shall not apply to, or exclude claims by Purchaser on account of, manifest errors.

3.4.3.                     Contingent Liabilities.  Except as set forth in Schedule 3.4.3, Parent does not have any liabilities that should be reflected in the Parent Financial Statements, including, without limitation, contingent liabilities required to be disclosed under GAAP except for liabilities that were incurred after the last day of the period covered in the Most Recent Parent Financial Statements  in the ordinary course of business.  There are no Material deficiencies or shortages of funds owing to customers of the Company with respect to any customer funds over which the Company has had signature authority or access.

3.5.                              Assets.

3.5.1.                     Company Assets.  Schedule 1(D) is a complete list of assets owned by Parent and the Company as of September 30, 2004 (the “Company Assets”).  As of the Closing Date, the Parent or the Company, as applicable, will own all of the Company Assets, except for (i) the Company Transferred Assets, (ii) cash, cash equivalents, intercompany accounts receivable or payable and intercompany obligations that will be paid to Seller or settled as Closing Adjustments as provided in Section 5.1 prior to or at the Closing, (iii) acquisitions, dispositions or retirements of Company Assets in the ordinary course of business and (iv) any other dispositions described in Schedule 3.5.1.  Except as stated in Schedule 3.5.1, Parent or the Company, as applicable, has good and marketable title to the Company Assets, respectively, and none of the Company Assets is subject to any Encumbrance except Permitted Encumbrances.

3.5.2.                     CNA Transferred Assets.  As of the Closing Date, each of the transferors identified on Schedule 1(C) shall have transferred to the Company good and marketable title to its respective assets constituting the CNA Transferred Assets free of any Encumbrance, except for (a) Encumbrances identified on Schedule 3.5.2, or (b) Permitted Encumbrances.

3.5.3.                     Tax Basis of Transferred Assets.  To the Knowledge of Seller, the Income Tax basis of the movable personal property constituting Company Assets and CNA Transferred Assets is shown on Schedule 3.5.3.

3.6.                              Litigation.  There is no litigation, investigation, arbitration or other proceeding of any court or other Governmental Authority pending or, to Seller’s Knowledge, threatened against the Companies seeking or asserting (i) damages in excess of $10,000 individually or $160,000 in the aggregate, (ii) injunctive relief or other mandatory relief that would restrict the Companies’ business operations or (iii) a claim that constitutes or if brought would constitute a Retained Employee Liability, except as listed in Schedule 3.6 to this Agreement by date of filing, names of parties, court or agency and docket number, (iv) to  revoke any License, or (v) a Material violation of any Legal Requirement.  Except as listed in Schedule 3.6, none of Seller and the Companies is a party to or is bound by any order, judgment, injunction, decree or settlement agreement under which it may have continuing obligations as of the date hereof and which may restrict or affect Seller’s ownership of the Shares or current business operations of the Companies.  There is not pending any action against

Seller or the Companies that may reasonably be expected to have the effect of preventing, delaying or making unlawful the consummation of the transactions contemplated by this Agreement and the Related Agreements.  To Seller’s Knowledge, no such proceedings have been threatened.

3.7.                              Books and Records.  The Books and Records of the Companies related to the Business and in the possession of the Companies have been maintained in accordance with applicable Legal Requirements and the Companies’ customary business practices and are used by the Companies in the operation of the Business.  The minute books, stock ledger and seal of Parent and the Company have been made available to Purchaser for inspection and such minute books and stock ledger are complete and correct in all material respects with respect to records dating from and after the Acquisition Date.

3.8.                              Contracts.

3.8.1                        Company Contracts.  Except as provided in this Section 3.8.1, Schedule 3.8.1 lists all of the following written contracts to which the Company is a party:

(a)                                  contracts the performance of which is expected to involve consideration payable subsequent to the date of this Agreement in excess of $25,000;

(b)                                 contracts which restrict in any Material respect or contain Material limitations on the ability of the Company to freely conduct business in the United States;

(c)                                  contracts under which the Company has lent or borrowed money, or guaranteed borrowings of money, which loans or borrowings exceed $25,000;

(d)                                 contracts pursuant to which any Encumbrance, other than Permitted Encumbrances, is placed or imposed on any Company Assets;

(e)                                  contracts under which the Company is licensor or licensee of patents, trademarks, service marks or copyrights;

(f)                                    partnership or joint venture agreements; or

(g)                                 any other Material contract not terminable on notice of 90 days or less.

Parent is not a party to any type of contract described in (a) through (g) above.  Schedule 3.8.1 excludes (i) agreements with employees, (ii) Company ERISA Plans, (iii) contracts constituting products or services sold or administered by the Company, (iv) any customer agreements of the Company, (v) Company Assigned Contracts, (vi) computer software agreements and (vii) leases of real property, which are discussed elsewhere in this Agreement.  True and correct copies of the contracts listed in Schedule 3.8.1 have been provided to Purchaser.  Except as stated in Schedule 3.8.1, the Company is not in default under said contracts, and, to Seller’s Knowledge, no third parties are in default under said contracts.  Except for unsigned contracts, the contracts listed in

Schedule 3.8.1 are enforceable by the Company in accordance with their terms, subject to the Enforceability Exceptions.

3.8.2.                     CNA Assigned Contracts.  True and correct copies of the CNA Assigned Contracts listed in Schedule 1(B) have been provided to Purchaser.  Except as stated in Schedule 3.8.2, the assignor is not in default under said contracts, and, to Seller’s Knowledge, no third parties are in default under said contracts.  The CNA Assigned Contracts are enforceable by the assignor or the Company as assignees, as their interests may appear, in accordance with their terms, subject to the Enforceability Exceptions.

3.9.                              Intellectual Property.

3.9.1.                     Patents, Trademarks, Trade Names, Service Marks and Copyrights.  Neither of the Companies owns, and is not the licensee of, any patents.  The Company currently uses the trademarks, service marks, trade names, registered copyrights and domain names listed in Schedule 3.9.1.  Except as provided in Schedule 3.6, to Seller’s Knowledge, the Company’s current use of its trademarks, service marks, domain names and copyrights does not infringe upon the rights of any Person.  Except as provided in Schedule 3.6, Seller and its Affiliates (including the Companies) have not received any written notice from any Person that the operation of the Business infringes upon trademarks, service marks, domain names, patents and copyrights of any other entity.

3.9.2.                     Know-How, Methods of Operation, Customer Lists and Business Records.  The Company has the right to use in the conduct of its current business its know-how, methods of operation, customer lists and business records free and clear of any claims of third persons to compensation for the use thereof.  Seller and its Affiliates (including the Companies) have not received any written notice that the Company’s use in the conduct of the Business of its know-how, methods of operation, customer and producer lists and business records infringes upon or otherwise violates the rights of any Person.

3.9.3.                     Computer Programs.

(a)                                  Schedule 3.9.3(a) sets forth a true and complete listing of all Computer Programs owned by Seller or its Affiliates (including the Companies) and used by the Company in the conduct of the Business.  Schedule 3.9.3(a) sets forth (i) the owner of each such Computer Program and (ii) whether such Computer Program is (A) principally used in the Business (the “Owned Principally Used Computer Programs”) or (B) used in the Business and in business units of Seller and its Affiliates other than the Business (the “Owned Generally Used Computer Programs”), and identifies any Embedded Computer Programs contained in any of the Owned Principally Used Computer Programs and Owned Generally Used Computer Programs.

(b)                                 Schedule 3.9.3(b) sets forth a true and complete listing of all Computer Programs used in the conduct of the Business that are licensed either to Seller or to other Affiliates of Seller (including the Companies) by unrelated third party licensors, other than the Shrink Wrap Computer Programs, the Embedded Computer Programs and the Service Computer Programs (the “Licensed Computer Programs”).

(c)                                  Schedule 3.9.3(c) sets forth a listing of all Computer Programs that, to the Knowledge of Seller, have been purchased by Seller or its Affiliates (including the Companies) in off-the-shelf, commercial packaging and are currently used by the Company in the conduct of the Business (“Shrink Wrap Computer Programs”).

(d)                                 Subject to the terms, conditions and limitations of Section 5.8, on the Closing Date the Company will have:

(i)                                     exclusive ownership of the Owned Principally Used Computer Programs, free and clear of any licenses or any royalty to third persons (except for Embedded Computer Programs) or other payment obligations or Encumbrances;

(ii)                                  the right to use the Embedded Computer Programs as embedded in the Owned Principally Used Computer Programs in the same manner used by Seller or its Affiliates in the conduct of the Business as of the Closing Date;

(iii)                               the right to use the Owned Generally Used Computer Programs (including the Embedded Computer Programs as embedded therein) in the same manner used by Seller or its Affiliates in the conduct of the Business as of the Closing Date;

(iv)                              the right to use the Licensed Computer Programs, in the same manner used by Seller or the Company as of the Closing Date, solely in connection with the Business, subject to the terms of the license agreements disclosed in Schedule 3.9.3(b) or to such other written agreements as may be entered into in accordance with Section 5.8;

(v)                                 the right to use the Shrink Wrap Computer Programs, in the same manner used by Seller or the Company as of the Closing Date, solely in connection with the Business; and

(vi)                              the right to receive services from Seller using the Service Computer Programs in accordance with the terms of the CNA Interim Services Agreement.

(e)                                  To the Knowledge of Seller, the use of the Owned Principally Used Computer Programs and the Owned Generally Used Computer Programs in the Business as currently conducted (including the Embedded Computer Programs) does not infringe upon or otherwise violate the rights of any Person.  Seller and its Affiliates (including the Companies) have not received any written notice that the use in the

Business of the Owned Principally Used Computer Programs, the Owned Generally Used Computer Programs, the Embedded Computer Programs, the Licensed Computer Programs or the Shrink Wrap Computer Programs infringes upon or otherwise violate the rights of any Person.

(f)                                    The Owned Principally Used Computer Programs (including the Embedded Computer Programs), the Owned Generally Used Computer Programs, the Licensed Computer Programs, the Shrink Wrap Computer Programs and the Service Computer Programs constitute all of the Computer Programs used in the conduct of the Business as of the date of this Agreement.

(g)                                 Neither Seller nor any of its Affiliates is in breach of or in default under any license or other agreements under which the Company has rights to use the Licensed Computer Programs, the Embedded Computer Programs or the Shrink Wrap Computer Programs.

(h)                                 The Service Computer Programs do not constitute the lead applications used to perform line business functions of the Business, including, but not limited to, providing claim management services, investigative services and audit and consulting services to customers of the Business.

3.9.4.                     Third Party Infringement.  To the Knowledge of Seller, no Person (other than Seller and its Affiliates) has infringed or otherwise violated any intellectual property rights of the Company not otherwise described in this Section 3.9 in any Material respect.  The Seller and its Affiliates (including the Company) have not received written notice that the conduct of the Business infringes or otherwise violates any intellectual property rights of any Person.

3.10.                        Customer Agreements.  Schedule 3.10 lists all agreements in effect as of the date hereof that constitute the Business and pursuant to which the Company or any Affiliate receives fees in excess of $25,000 per year with respect to the Business.  True and correct copies of the contracts listed in Schedule 3.10 have been provided to Purchaser.  Except as stated in Schedule 3.10, the Company is not in default under any contracts listed in Schedule 3.10.  Schedule 3.10 separately identifies the ten customers that have generated the most revenues in connection with the Business during the 2003 and 2004 calendar years in the aggregate.  Schedule 3.10 lists all contracts currently in effect with any Governmental Authority, and names any other Governmental Authority with which the Company has had any contract or contracts in effect during calendar years 2002, 2003 or 2004 under which the Company received aggregate revenues from such Governmental Authority in excess of $10,000 or more in any such calendar year, separately listing such revenues by Governmental Authority and by calendar year.

3.11.                        Compliance with Legal Requirements.  Except as disclosed in Schedule 3.11, the Company is in compliance in all Material respects with Legal Requirements applicable to the Company and to its business.  To Seller’s Knowledge, except as described in Schedule 3.11,  the Company has not committed any breach of any Legal Requirement that may reasonably be expected to result in any Material penalty or fine, suspension or loss of any License listed in Schedule 3.12, or other adverse or remedial action that would Materially interfere with the conduct of the Business.

3.12.                        Licenses.  Schedule 3.12 lists each License of the Company.  Schedule 3.12 lists by individual each professional License, including but not limited to claim adjuster licenses, held by the Business Employees (the “Individual Licenses”).  Except as described in Schedule 3.11, each such License and, to the Knowledge of Seller, each Individual License is currently effective and is not the subject of any proceedings by which such License or Individual License might reasonably be expected to be suspended, restricted, revoked or nonrenewed.  The Licenses listed in Schedule 3.12 constitute all of the Licenses that are necessary for the conduct of the Business as the Business is currently conducted, except for municipal or county business licenses and similar local licenses obtainable as a matter of right upon payment of a fee. Except with respect to Licenses issued to natural persons that are listed in Schedule 3.12, no person other than the Company owns any interest in any License listed in Schedule 3.12.  Since the Acquisition Date, no License issued to the Company has been revoked or suspended for any reason other than the Company’s failure to renew such License.

3.13.                        Taxes and Tax Returns.

3.13.1.               Affiliated Group Taxes.  All U.S. federal Income Tax Returns and all other Tax Returns that were required to be filed through the Closing Date by an Affiliated Group on a consolidated basis including the Companies have been filed.

3.13.2.               Taxes for which Either of the Companies is Taxpayer.  The Companies have filed with the appropriate Governmental Authorities all Tax Returns required to be filed through the Closing Date by the Companies or appropriate extensions have been obtained therefor.  All of the foregoing have been filed on a timely basis and are correct and complete.  All Taxes which have become due have been or will be fully paid.  This Section 3.13.2 does not apply to any Tax for which either of the Companies is or may become liable as a member of an Affiliated Group.

3.14.                        Employees.  Neither of the Companies has any employees.  Except as set forth on Schedule 3.14, none of the Companies, Seller or its Affiliates is a party to any employment agreement or severance agreement with any of the Business Employees (except for personnel policies applicable to all employees generally, true and complete copies of which have previously been made available to Purchaser).  True and correct copies of any contracts listed in Schedule 3.14 have been provided to Purchaser.  Schedule 1(A) contains a complete and accurate list of the following information for each Business Employee, including each employee on leave of absence: name, position title, date of hire, and current rate of compensation payable.

3.15.                        Employee Benefits.  Neither of the Companies has (i) contributed to a multiemployer plan as defined in Section 3(37) of ERISA, (ii) sponsored or participated in any plan subject to Title IV of ERISA (a “Title IV Plan”), or (iii) maintained any Pension Plan of any predecessor employer, as contemplated by Section 414(a) of the Code.  Neither of the Companies has been a member of a commonly controlled group of businesses required to be aggregated under

Sections 414(b) or (c) of the Code or Section 4001(b) of ERISA other than (A) the Loews Corporation group (the “ERISA Group”) and (B) prior to July 23, 1997, a group consisting solely of the Companies.  The ERISA Group has not contributed to a multiemployer plan as described above, but sponsors Title IV Plans.  As of the date of this Agreement, there is no accumulated funding deficiency, as defined in Section 412(a) of the Code, in any Title IV Plan of the ERISA Group, nor have either of the Companies incurred any liability under Subtitle D of Title IV of ERISA, with respect to any Title IV Plan of the ERISA Group.  Other than as required by Section 4980B of the Code or Part 6 of Title IV of ERISA, neither of the Companies sponsors or contributes to any ERISA Plan that reimburses or funds health or other insurance benefits to retired employees, or otherwise has any obligation to reimburse or fund health or other insurance benefits for retired employees, provided, however, that Seller has obligations of the type described in this sentence.  Neither of the Companies has terminated any ERISA Plan with respect to which there remains any unpaid liability.  Each ERISA Plan that the Companies maintain or to which either of the Companies has any contractual obligation to contribute is listed in Schedule 3.15(a).  True and correct copies of each ERISA Plan listed in Schedule 3.15(a) have been made available to Purchaser.  Each ERISA Plan that is intended to be qualified under Section 401 of the Code has a determination letter from the Internal Revenue Service stating it is so qualified.  Except as stated in Schedule 3.15(a), the administrator of each ERISA Plan has administered each ERISA Plan in accordance with the provisions thereof and reasonable interpretations thereof.  Each Employee Benefit Arrangement of the Company is listed in Schedule 3.15(b).  True and correct copies of each such Employee Benefit Arrangement have been made available to Purchaser.  There are no pending audits or examinations of any of any ERISA Plan covering any Business Employees by any Governmental Authority, except to the extent that CNA Financial is under continuous audit by the Internal Revenue Service, nor has any notice of any such audit been received.  As of the Closing Date, the Companies will have no unpaid obligations or allocations with respect to any Business Employee participants in any ERISA Plan, except for future contributions that may be due from members of the ERISA Group to any Title IV Plan or Plans.  All amounts withheld from any Business Employee’s pay for any ERISA Plan shall have been paid to such ERISA Plan within the period required by Legal Requirements.  No benefit due to any Business Employee under any ERISA Plan has been wrongfully withheld or left unpaid.

3.16.                        Labor Relations.

(a)                                  The Business is and has been since the Acquisition Date in compliance in all Material respects with all Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation any such laws respecting employment and discrimination, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

(b)                                 There is not now, nor within the past three years has there been, any unfair labor practice complaint against the Business pending, or to the Knowledge of Seller, threatened, before the National Labor Relations Board or any other comparable

Governmental Authority, and there is not now any pending labor dispute or grievance with respect to any Business Employee;

(c)                                  There is no known, nor within the past three years has there been, any labor strike, slowdown or stoppage actually pending, or to the Knowledge of Seller, threatened, against or directly affecting the Business;

(d)                                 To the Knowledge of Seller, no labor representation organization effort exists nor has there been any such activity within the past three years with respect to the Business;

(e)                                  No employee of the Business has been covered in such capacity by a collective bargaining agreement since the Acquisition Date; and

(f)                                    To the Knowledge of Seller, since the Acquisition Date, all persons engaged by the Business as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the entity engaging such persons has fully and accurately reported their compensation on Internal Revenue Service Forms 1099 when required to do so.

3.17.                        Insurance.  Schedule 3.17 lists all insurance policies covering the Companies by type of insurance, name of insurer, expiration date, deductibles and policy limits.  Seller has provided Purchaser with loss runs with respect to the Company for 2004, provided, however, that such loss run with respect to workers compensation includes the calendar years 2002, 2003 and 2004.

3.18.                        Brokers or Finders.  Other than with respect to Sandler O’Neill & Partners, L.P., the fees and expenses of which shall be paid by Seller, neither Seller nor the Companies have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and the transactions contemplated hereby.

3.19.                        Absence of Certain Changes and Events.  Except as stated in Schedule 3.19 and, between the date of this Agreement and the Closing, as permitted by Section 5.2, since September 30, 2004, the Company has conducted the Business in the ordinary course of business, and none of Seller and either of the Companies have (without limitation):

(a)                                  Increased the rate of compensation to any Business Employee, except for such changes as do not, in the aggregate for all Business Employees (including increases in bonuses and accruals under any non-qualified deferred compensation plan) exceed an increase of 5% or more on an annualized basis;

(b)                                 Paid any bonus or extraordinary compensation to any shareholder, director or officer of the Companies, or entered into any severance agreement or other contract or agreement with any shareholder, director or officer of the Companies;

(c)                                  Adopted or modified any ERISA Plan or Employee Benefit Arrangement applicable to any Business Employee;

(d)                                 Granted or modified any employment contract, severance agreement, Severance Benefit or other benefit not constituting an ERISA Plan or Employee Benefit Arrangement applicable to any Business Employee;

(e)                                  With respect to the Companies, paid any dividend or made any distribution with respect to its stock, or split, combined, reclassified or otherwise amended the terms of such stock (except as permitted under Section 5.1), or made any direct or indirect redemption, purchase or other acquisition of shares of such stock;

(f)                                    With respect to the Companies, issued any voting securities (including, but not limited to, additional shares of its authorized but not issued capital stock as of September 30, 2004);

(g)                                 Suffered or initiated the loss or termination of any agreement set forth on Schedule 3.10, or received notice from the customer under any such agreement under which annual revenues of $100,000 or more were received in 2004 of any intent to terminate such agreement or materially decrease the volume of services currently being purchased thereunder;

(h)                                 Sold, leased or otherwise disposed of any assets that are individually or in the aggregate Material to the operation of the Business;

(i)                                     Incurred any damage, destruction or loss to any asset or property dedicated to the use of the Business that resulted in Material damages in the aggregate;

(j)                                     Made capital expenditures related to the Business in excess of $25,000;

(k)                                  With respect to the Companies, merged with or acquired capital stock in any corporation;

(l)                                    With respect to either of the Companies in its own name, or with respect to Seller with respect to the Business, made any loan or advance under any loan to or guaranteed any obligation of any Person (except for travel advances and endorsement of checks for collection);

(m)                               Incurred or assumed any indebtedness for money borrowed by the Companies that is not consistent with past practice;

(n)                                 Made any change in the accounting methods employed by the Companies, except as may be required by GAAP accounting practices;

(o)                                 Made any amendment to the Companies’ articles of incorporation or by-laws;

(p)                                 Changed the Company’s practices with respect to billing for services in advance of the date such services are rendered; or

(q)                                 Entered into any agreement to do any of the foregoing.

All of the foregoing representations and warranties of this Section 3.19 exclude any changes resulting from transactions contemplated by this Agreement.

3.20.                        Seller’s Approvals.  Except as provided in this Section, none of Seller and the Companies require any approvals of or notice filings with any Governmental Authority or other third party except for those to be obtained prior to the Closing Date and listed in Schedule 3.20 (the “Seller’s Approvals”) in order to consummate the transactions described in this Agreement and the Related Agreements.

3.21.                        Sufficiency of Assets and Contracts.  The Company’s assets, properties and rights as of the Closing Date, including the CNA Transferred Assets, the CNA Assigned Contracts and the rights of the Company under the Related Agreements (including, without limitation, the Trademark and Trade Name License Agreement, the Software License Agreement and the CNA Interim Services Agreement) will constitute all of the assets, properties and rights used by the Company in the conduct of the Business as of the Closing Date (except to the extent that Purchaser shall elect not to purchase services from Seller that are currently being provided by Seller or its Affiliates to the Company).

3.22.                        Real Property.

3.22.1.               Owned Real Property.  The Company does not own any real property.

3.22.2.               Leased Real Property.  Schedule 3.22.2 lists all real property leased or subleased to  Seller or its Affiliates and used in connection with the Business, and states the date and parties to the applicable lease or sublease (the “Business Leases”).  Except as stated in Schedule 3.22.2, there are no defaults under the Business Leases, provided that as to defaults by parties to the Business Leases other than the Company or Seller or any Affiliate of Seller, the only defaults required to be disclosed in Schedule 3.22.2 are those of which Seller has Knowledge.  Seller and the Company have not assigned or placed any Encumbrance upon any Business Lease.

3.23.                        Excluded Affiliates.  None of the Affiliates of Seller described in item (ii) of the definition of Affiliates are currently engaged in a business that would violate the terms of Sections 5.16.1 through 5.16.3 as of the Closing Date, if such provisions were applicable to such Affiliates.

3.24.                        Deferred Revenue.  With respect to in force life of file contracts, deferred revenue recorded on the Most Recent Financial Statements has been determined in accordance with GAAP and reflects deferred revenue so determined for each in force customer agreement for which current life of file obligations exist as of the date of the Most Recent Financial Statements.  With respect to in force contracts other than life of file contracts, deferred revenue recorded on the Most Recent Financial Statements has been determined in accordance with GAAP, and is adequate to satisfy future service obligations to customers under in force contracts other than life of file contracts.

3.25.                        Environmental Matters

3.25.1.               Hazardous Materials.  Except as set forth in Schedule 3.25, to the Knowledge of Seller, no underground storage tanks are present in, on or under any property that the Company has owned, operated, occupied or leased since the Acquisition Date.  Since the Acquisition Date, the Company has not violated any Legal Requirement by disposing of any substance that has been designated by any Governmental Authority or by any Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a “Hazardous Material”) in, on, or under any property that the Company has at any time owned, operated, occupied or leased.

3.25.2.               Hazardous Materials Activities.    To the Knowledge of Seller, since the Acquisition Date, the Company has not transported, stored, used, manufactured, released, or exposed its employees or others to, Hazardous Materials in Material violation of any Legal Requirement in effect on or before the Closing Date, nor to Seller’s Knowledge, has the Company transported, sold or manufactured any product containing a Hazardous Material (collectively, “Company Hazardous Materials Activities”) in Material violation of any Legal Requirement.

3.25.3.               Permits.  The Company does not hold, and is not required to hold, any environmental License in order to conduct the Business.

3.25.4.               Environmental Liabilities.          No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Company threatened against the Company concerning any Hazardous Material or any Company Hazardous Materials Activity.

3.26.                        Accounts Receivable.  To the knowledge of Seller, the accounts receivable set forth in the balance sheet of the Company as of December 31, 2004, represent bona fide claims of the Company against debtors for sales, services performed or other charges arising on or before the date thereof.  To the Knowledge of Seller, all accounts receivable set forth in the Final Pro Forma Balance Sheet will represent bona fide claims of the Company against debtors for sales, services performed or other charges arising on or before the Closing Date.  To the Knowledge of Seller, such accounts receivable are subject to no claims, defenses, counterclaims or rights of setoff.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby warrants and represents to Seller that:

4.1.                              Status of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.  Purchaser has full corporate power and authority to conduct its business as it is now being conducted.  Purchaser is duly qualified to do business as a foreign corporation in the jurisdictions listed in Schedule 4.1, and is in good standing in each such jurisdiction, and such jurisdictions constitute each jurisdiction in which Purchaser is required to be so qualified as a result of the nature of its business or the ownership or use of property.

4.2.                              Enforceability.  Purchaser has full corporate power and authority to execute and to deliver this Agreement and the Related Agreements, and to carry out the transactions contemplated herein and therein.  Purchaser has taken all necessary corporate action to authorize its execution and performance of this Agreement and the Related Agreements.  This Agreement and each of the Related Agreements is the valid and binding obligation of Purchaser, and enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.  The execution, delivery and performance of this Agreement and each of the Related Agreements by Purchaser will not, with or without the giving of notice or passage of time or both, (i) conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of any mortgage, deed of trust, lease, license agreement or other agreement to which Purchaser is a party or by which it is bound or affected, (ii) conflict with or result in a default under any provision of the certificate of incorporation or by-laws of Purchaser, or any effective resolution of the Directors or Stockholders of Purchaser, or (iii) conflict with or result in a violation of any Legal Requirement.

4.3.                              Enforceability of Security Capital Guarantee.  Security Capital Corporation, a Delaware corporation and the indirect parent company of Purchaser, has full corporate power and authority to execute and to deliver its Guarantee of the obligations of Purchaser under this Agreement and the Related Agreements that has been executed and delivered to Seller by Security Capital Corporation simultaneously with the execution by the Parties of this Agreement (the “Security Capital Guarantee”).  Security Capital Corporation has taken all necessary corporate action to authorize its execution and performance of the Security Capital Guarantee.  The Security Capital Guarantee is the valid and binding obligation of Security Capital Corporation, and enforceable against Security Capital Corporation in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.  The execution, delivery and performance of the Security Capital Guarantee by Security Capital Corporation will not, with or without the giving of notice or passage of time or both, (i) conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of any mortgage, deed of trust, lease, license agreement or other agreement to which Security Capital

Corporation is a party or by which it is bound or affected, (ii) conflict with or result in a default under any provision of the certificate of incorporation or by-laws of Security Capital Corporation, or any effective resolution of the Directors or Stockholders of Security Capital Corporation, or (iii) conflict with or result in a violation of any Legal Requirement

4.4.                              Certain Proceedings.  There is no pending action against Purchaser in any court or administrative agency that challenges or may reasonably be expected to have the effect of preventing or delaying or making unlawful the consummation of the transactions contemplated by this Agreement and the Related Agreements or the Security Capital Guarantee.  To Purchaser’s Knowledge, no such proceeding has been threatened.

4.5.                              Financial Statements.  Seller has received the consolidating and consolidated audited balance sheet and income statement of WC Holdings, Inc., the parent company of Purchaser, as of December 31, 2003, and the consolidating and consolidated unaudited balance sheet and income statement of WC Holdings, Inc., as of December 31, 2004 (the “Purchaser Financial Statements”).  The Purchaser Financial Statements fairly present the financial condition of WC Holdings, Inc., and Purchaser as of and for the periods ending on the dates thereof.  As of the Closing Date, there shall not have been any material adverse change in the financial condition of Purchaser, and Purchaser shall be solvent and paying its obligations in the ordinary course of business.  Except as set forth in Schedule 4.4, Purchaser has no liability, including, without limitation, contingent liabilities required to be disclosed under GAAP, except for (i) liabilities set forth in the balance sheet included in the Purchaser Financial Statements and (ii) liabilities which were incurred on and after December 31, 2004, in the ordinary course of business.

4.6.                              Brokers or Finders.  Purchaser has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and the transactions contemplated hereby.

4.7.                              Purchaser’s Approvals. Purchaser requires no approvals of or notice filings with any Governmental Authority or other third party except for those listed in Schedule 4.7 (the “Purchaser’s Approvals”) in order to consummate the transactions described in this Agreement and the Related Agreements.

4.8.                              Securities Laws.  Purchaser is acquiring the Parent Shares (and through ownership of the Parent Shares, the Company Shares) for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof.  Purchaser understands that the Parent Shares and the Company Shares have not been, and will not be, registered under the Securities Act or any applicable state securities law by reason of specific exemption from the registration provision of the Securities Act or such state securities laws that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations expressed in this Section 4.8.  Purchaser agrees that the certificates representing the Parent Shares and Company Shares may bear legends to the effect that such shares have not been registered under the Securities Act, or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

4.9.                              Investment Company.  Purchaser is not an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

4.10.                        Financing.  Purchaser has available, and at the Closing will have available, sufficient cash and debt capacity to consummate the transactions contemplated by this Agreement and the Related Agreements and to pay all related fees and expenses required to be paid by Purchaser hereunder and thereunder.

ARTICLE V

Additional Agreements of Seller and Purchaser

5.1                                 Closing Adjustments.  Seller and Purchaser covenant and agree that the transfers, payments and intercompany transactions described in the Prototype Pro Forma Balance Sheet (the “Closing Adjustments”), which are described therein on a pro forma basis as of September 30, 2004, will be made at or prior to the Closing.  Except as set forth in the Prototype Pro Forma Balance Sheet, any agreements between Seller or its Affiliates, on the one hand, and either of the Companies, on the other hand, shall be terminated at or prior to the Closing.  For avoidance of doubt, (i) Seller will not cause to be terminated prior to the Closing any customer agreement or open account under which Seller and its Affiliates (except for Parent and the Company) obtain services from the Company as customers of the Business, unless the related obligation of Seller or any of its Affiliates to their customer is terminated by such customer prior to the Closing, and (ii) Seller will not eliminate as an intercompany obligation any account receivable of the Company with respect to any of such services.  Notwithstanding the covenant of Seller and its Affiliates in the preceding sentence, nothing in this Agreement or any Related Agreement shall modify or otherwise affect the existing right of Seller and its Affiliates as customers of the Business to terminate agreements or open accounts with the Company subsequent to the Closing.

5.2.                              Conduct of the Business.

(a)                                  Prior to the Closing Date or the termination of this Agreement pursuant to the terms hereof, except as contemplated hereby (including, without limitation, as set forth on Schedule 5.2(b)), Seller will cause the Company (and will cause Parent to cause the Company) to conduct the Business only in the ordinary course of business, substantially consistent with past practice and with current business plans, and will use commercially reasonable efforts to preserve the business organization and relationships of the Company as they relate to the Business, preserve the rights, franchises, good will and relations of its clients, preserve the Licenses issued to the Company in full force and effect consistent with past practice, keep available the services of the Business Employees and other employees directly involved in the Business (provided, however, that Seller shall have no obligation to pay stay bonuses not already committed to), preserve the Company’s relationships with its clients and others having business dealings with the Business and continue to market new Business consistent with past practice.

(b)                                 Without limiting the generality of Section 5.2(a), during the period from the date of this Agreement to the Closing Date, to the extent it affects the Business and except as set forth on Schedule 5.2(b) or as expressly permitted by this Agreement, Seller shall not, and shall cause the Company (and shall cause the Parent to cause the Company) not to, without the prior written consent of Purchaser:

(i)                                     other than in the ordinary course of business consistent with past practice, (A) terminate, transfer or otherwise dispose of any Company Assets or assets which would otherwise be CNA Transferred Assets, (B) enter into, modify or make any substantial change to any CNA Assigned Contract, (C) acquire any assets (other than investment securities acquired in the ordinary course of business) related to the Business which in the aggregate exceed $25,000, or (D) reallocate any assets currently owned, used or held for use by the Business to any other line of business, unit or division of the Company or to any Affiliate of Seller or any other line of business, unit or division of Seller or any Affiliate of Seller;

(ii)                                  (A) permit or allow any of the Company Assets, CNA Transferred Assets or agreements with customers or distributors of the Business to become subject to any Encumbrance except Permitted Encumbrances, (B) waive any claims or rights relating to the Business, except in the ordinary course of business consistent with past practices, (C) without reference to practices followed in the ordinary course of business, grant any increase in the compensation or benefits of or increase or promise to increase, or establish any new Plan or Employee Benefit Arrangement for any of the Business Employees (including any such increase pursuant to any wage, salary, incentive, bonus, pension, profit-sharing or other plan or commitment), except for payments of bonuses earned by Business Employees according to the CNA Annual Incentive Bonus plan for the 2004 calendar year, or (D) adopt, enter into or amend any Severance Benefits, except as provided in Section 5.7(i);

(iii)                               make any change, in a manner which would be adverse to the Business, in accounting methods, principles or practices used by the Company in connection with the Business, including, without limitation with respect to maintenance of capital adequacy requirements, except insofar as may be required by a change in U.S. generally accepted accounting principles or tax accounting principles or as may be required by law or any Governmental Authority;

(iv)                              permit any Business Employee’s employment to be transferred to any other business of Seller or any Affiliate of Seller other than the Business at any time from the date of this Agreement to the date which is one day after the Closing Date;

(v)                                 other than in the ordinary course of the Business, terminate the services of any Business Employee (other than for cause) or substantially change the duties of any Business Employee;

(vi)                              solicit the employment of any Business Employee unless Purchaser has notified Seller in writing that it will not make an offer of employment to the Business Employee, or that Purchaser’s offer of employment has been rejected by the Business Employee and Purchaser has elected to waive the prohibition of this subsection 5.2(b)(vi);

(vii)                           cause the Company to maintain the Books and Records other than in the same manner and with the same care that such Books and Records have been maintained prior to the execution of this Agreement;

(viii)                        fail to pay any undisputed accounts payable in accordance with existing practices, including, but not limited to, the timing of such payments in relation to the date the invoice is received; or

(ix)                                agree in writing or otherwise to take any of the actions described above in this Section 5.2(b).

5.3.                              Expenses.  Except as otherwise expressly provided herein and regardless of whether any or all of the transactions contemplated by this Agreement are consummated, Seller and Purchaser shall each be responsible, respectively, for the payment of expenses incurred in connection with the transactions contemplated by this Agreement

5.4.                              Purchaser’s Access to the Business Prior to Closing.  Between the date of this Agreement and the Closing Date, subject to Legal Requirements relating to the exchange of information, Seller shall afford to Purchaser and its authorized agents and representatives access, upon reasonable notice and during normal business hours, to all contracts, documents and information of or relating to the assets, liabilities, business, operations and other aspects of the Business, provided, however, that Purchaser’s agents and representatives shall not have access to (i) information that is legally privileged or to which Purchaser’s access is not permitted pursuant to any contractual obligation or Legal Requirement, (ii) Tax records and information, and (iii) contracts, documents and information pertaining to the operations of the Seller or its Affiliates (not including the Company) other than the Business.  Seller shall cause the Business Employees and other employees of Affiliates of Seller to provide reasonable assistance to Purchaser in Purchaser’s investigation of matters relating to the transactions contemplated hereby; provided, however, that Purchaser’s investigation shall be conducted in a manner which does not interfere with the normal operations, client and employee relations of Seller and Seller’s Affiliates.  Without limiting any of the terms thereof, (i) the terms of the Confidentiality Agreement shall govern Purchaser’s and its representatives’ obligations with respect to all confidential information with respect to the Business, Seller and its respective Affiliates and other related Persons, which has been provided or made available to them at any time, including during the period between the date of this Agreement and the Closing Date, provided, however, that this sentence shall not apply to communications approved by the Parties in accordance with Section 5.9, and (ii) Purchaser shall maintain the confidentiality of all nonpublic personal information of the Company’s customers as required under applicable Legal Requirements.

5.5.                              Performance of this Agreement.  Each of the Parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall, at or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

5.6.                              Notification of Certain Matters.

(a)                                  Each party shall give notice to the other party within 3 Business Days of (i) the occurrence, or failure to occur, of any event or the existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at any time after the date of this Agreement, up to and including the Closing Date (except to the extent such representations and warranties are given as of a particular date or period and relate solely to such particular date or period), and (ii) any failure on its part to comply with or satisfy any covenant, conditions or agreement to be complied with or satisfied by it under this Agreement.

(b)                                 Seller shall by written notice to Purchaser provide or supplement any Schedule to reflect any change or event that occurs after the date of this Agreement and prior to Closing.

(c)                                  Such supplemental schedules shall be deemed to cure any breach of any of Seller’s representations or warranties only to the extent that changes reflected in such supplemental schedules result from normal retirements and replacements of CNA Transferred Assets, including normal upgrades or replacements of Computer Programs (other than replacements of Computer Programs constituting the lead applications for key line operations of the Business), and the hiring, resignation and termination of Business Employees, all of which shall otherwise be in compliance with the terms of this Agreement.

5.7.                              Employee Matters.

(a)                                  Purchaser or the Company shall offer to employ each Business Employee effective as of the Closing Date in each case for a base annual salary that will not be less than the base annual salary shown for such Business Employee in Schedule 1(A), and with a pay grade or officer level that corresponds reasonably within Purchaser’s organization to their current grade or officer level with Seller, except for the excepted Business Employees designated on Schedule 1A.  Seller agrees that it will reasonably cooperate with Purchaser with respect to the transition of Business Employees as provided above.  Each Business Employee who accepts employment with Purchaser or the Company to commence following the Closing Date shall be treated as a “Transferred Employee” for purposes hereof.

(b)                                 From and after the Closing Date, Purchaser or the Company shall grant all Transferred Employees, for purposes of employee benefit rights, the following privileges:

(i)                                     With respect to any Pension Plan in which a Transferred Employee is covered, Purchaser shall grant (i) immediate participation to any Transferred Employee who was employed by Seller for a period of at least one year prior to the Closing Date, and for any such Transferred Employee who was not employed by Seller for a period of at least one year prior to the Closing Date, Purchaser shall grant credit for service with Seller and its Affiliates for purposes of determining eligibility to participate in such Pension Plan, and (ii) credit for service as an employee of Seller and its Affiliates shall be credited as service with Purchaser for purposes of vesting of benefits and early retirement under any such Pension Plan, provided, however, that service with Seller and its Affiliates shall not be credited for purposes of benefit accrual or in any formula affecting the accrual of benefits under any such Pension Plan;

(ii)                                  When applicable with respect to any medical benefit, dental benefit, group life insurance, business travel and short term disability plan of Purchaser, (A) Purchaser shall waive, with respect to any Transferred Employee, any pre-existing condition exclusion and actively-at-work or waiting period requirements (to the extent such exclusion or requirement would not have applied under the applicable corresponding plan of Seller or its Affiliates covering such Business Employee immediately prior to the Closing), (B) with respect to any long term disability plan of Purchaser, Purchaser shall waive any actively-at-work requirements and (C) any covered expenses incurred on or before the Closing Date by a Transferred Employee or a Transferred Employee’s covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date to the same extent as such expenses would be taken into account if incurred by similarly situated employees of Purchaser; and

(iii)                               For purposes of determining the vacation and holiday paid time off benefits to which any Transferred Employee is eligible, Purchaser agrees to credit Transferred Employees with service accrued as employees of Seller and any of its Affiliates.

Nothing in this Section shall obligate Purchaser to retain any Transferred Employee as an employee of the Company or any Affiliate of Purchaser for any fixed period of time, or to provide any form of employee benefit to Transferred Employees, nor shall Purchaser be obligated to provide service credits for prior service with Seller and its Affiliates to Transferred Employees other than the service credits described in this Section.

(c)                                  Seller agrees to provide COBRA continuation coverage for all Business Employees (and their covered dependents) to the extent required by applicable law.

(d)                                 At the Closing, Seller will to pay to each Transferred Employee his or her accrued paid time off as of the Closing Date.

(e)                                  Business Employees who (i) are receiving short term disability benefits, workers compensation benefits, sick day benefits, or who are on leave of absence on the date hereof, as identified on Schedule 5.7(e) (which shall be updated one day prior to the Closing Date), (ii) return to active employment with Seller or any of their Affiliates within a 26-week continuous cumulative period of absence, which absence is approved by Seller, (iii) accept employment with Purchaser or the Company (effective the day following the date the Business Employee returns to active employment with Seller or its Affiliates) and (iv) are actively at work for Purchaser or the Company on such day, shall be referred to as “Delayed Transferred Employees.”  Seller shall terminate the employment of all Transferred Employees as of the Closing Date, and the employment of all Delayed Transferred Employees effective the date they return to active employment with Seller on and after the Closing Date (except as otherwise prohibited by law) or the expiration of the 26-week cumulative approved period of absence, whichever is sooner.  Seller may terminate the employment of any Business Employees who are not Transferred Employees or Delayed Transferred Employees as of the Closing Date or thereafter.

(f)                                    Except as provided in this subsection, all employment records of the Business Employees compiled prior to the Closing will be retained by Seller or its designee.  At the Closing, Seller shall deliver to Purchaser an electronic employment record for each Transferred Employee in the form of, and containing the fields specified in, Schedule 5.7(f).  Seller will retain all other employment records of the Transferred Employees and will grant access by Purchaser to such records, subject to Seller personnel policies and applicable Legal Requirements related to disclosure of personnel files.

(g)                                 For the avoidance of doubt, Purchaser will not be responsible for or assume any liability or loss incurred or suffered as a result of any claim by any present or former employee who performed or performs services in or for the Business, including, without limitation, the Transferred Employees and the Delayed Transferred Employees, that (x) relates to the employment relationship of such present or former employee with Seller or any of its Affiliates, (y) arose out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to the Closing Date, and (z) arises either under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA and all other statutes regulating the terms and conditions of employment or the payment of compensation or benefits), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Seller or any of its Affiliates, and the Person (collectively, the “Retained Employee Liabilities”).

(h)                                 Purchaser agrees to pay severance and provide benefits to any Transferred Employee whose employment terminates or is terminated on or before the first anniversary of the Closing Date that are substantially equivalent to the Severance Benefits such Transferred Employee would have received under and in accordance with severance arrangements or plans covering such Transferred Employees immediately prior to the Closing Date and disclosed on Schedule 5.7(h).

(i)                                     Seller agrees to continue to employ the Business Employees located at the Company’s office at 40 Wall Street, New York, New York, for a period up to six months after the Closing Date, subject to the terms and conditions of their employment that are applicable as of the date of this Agreement or as they may be modified by changes to Seller’s general employment policies and practices.  Seller agrees to make such employees available to provide services to the Company for a period of six months after the Closing as provided in the CNA Interim Services Agreement, at the sole cost of the Company.  Seller further agrees to offer and pay to each such Business Employee a stay bonus equal to 25% of each such Business Employee’s annual base salary provided that each such Business Employee successfully completes his or her service for Seller during the period provided for such service in the CNA Interim Services Agreement.  Such stay bonus, including any employment and withholding Taxes thereon, shall be reimbursed to Seller by Purchaser or the Company.  Seller shall have no obligation to such Business Employees other than as specified in this Section 5.7(i) and, provided that Seller fulfills such obligations, Seller shall have no liability to Purchaser or the Company should Seller fail to retain any of such Business Employees as Seller’s employees for all or any portion of the period specified in this Section 5.7(i).

5.8.                              Computer Programs.  The obligations of Seller and Purchaser with respect to Computer Programs used in the Business shall be satisfied as of the Closing as follows:

(a)                                  The Owned Principally Used Computer Programs that are owned by Seller and its Affiliates (excluding the Company) shall be conveyed to the Company as CNA Transferred Assets.

(b)                                 The Company shall be granted the rights with respect to the Owned Generally Used Computer Programs that are described in the Software License Agreement.

(c)                                  With respect to each Licensed Computer Program, Embedded Computer Program and Shrink Wrap Computer Program that is licensed by the licensor thereof to Seller or any of Seller’s Affiliates (except those Licensed Programs that are solely licensed to the Company), at the Closing Seller will use reasonable best efforts to provide to the Company as of the Closing Date the rights described in Section 3.9.3(d).  All rights proposed to be provided by Seller to the Company as of the Closing Date with respect to each Licensed Computer Program, Embedded Computer Program and Shrink Wrap Computer Program shall be described in Schedule 5.8(c), which Schedule shall be delivered to Purchaser not later than three business days prior to the Closing.

(d)                                 With respect to each Service Computer Program, Seller to the extent necessary to provide services to the Company under the CNA Interim Services Agreement shall use reasonable best efforts to obtain from the licensor thereof at the expense of Seller the right to use each Service Computer Program solely to provide services to the Company under the CNA Interim Services Agreement and the duration of the right of use so obtained shall not exceed six months after the Closing Date, unless, subject to any necessary consents required from the applicable licensors, the Parties in the future agree to a longer term in the CNA Interim Services Agreement with respect to any service supported by a Service Computer Program or Programs.

(e)                                  Seller shall be responsible and liable for the first $500,000 of the cost of complying with the provisions of this Section 5.8 and Section 3.9.3(d).  Any costs of compliance in excess of such amount shall be shared equally by Seller and Purchaser.  For avoidance of doubt, costs other than those for which Seller is responsible under Section 5.8(i) with respect to Unavailable Computer Programs shall be charged to the $500,000 amount to be reimbursed by Seller under this Section 5.8(e) prior to the charging of any costs to be reimbursed by Seller and described in Section 5.8(i).  An example of the aggregation of reimbursement of costs under Sections 5.8(e) and 5.8(i) is Schedule 5.8(e).

(f)                                    The Company shall be exclusively responsible and liable for payment of continuing seat charges, upgrade and maintenance fees, and for performance of other contractual obligations arising with respect to use by the Company after the Closing Date of the Licensed Computer Programs, the Embedded Computer Programs and the Shrink Wrap Computer Programs licensed or assigned or otherwise provided to the Company pursuant to this Section 5.8.

(g)                                 If any Computer Programs not previously scheduled are placed in service in the Business between the date of this Agreement and the Closing Date, such Computer Programs shall, respectively, be subject as of the Closing Date to the representations and warranties of Section 3.9.3 and shall be added as of the Closing Date to the applicable schedule described in Section 3.9.3.  If any Computer Programs are removed in the ordinary course of business by Seller from active service in the Business after the date of this Agreement and prior to the Closing Date, and such Computer Programs are not necessary for the conduct of the Business on the Closing Date (to process current or previously recorded data of the Business), then Seller may remove such Computer Programs from any Schedule described in Section 3.9.3 as of the Closing Date and may remove such Computer Programs as Service Computer Programs; provided, that no such removal from any Schedule shall relieve Seller of any indemnification obligation with respect to any breach of any representation in Section 3.9.3 (other than Section 3.9.3(d)) with respect to any such Computer Programs.  Seller shall notify Purchaser in writing as soon as reasonably practicable after Seller’s decision to remove any such Computer Programs from a schedule or as Service Computer Programs, but in any event such notification shall be provided within ten business days prior to the Closing Date.

(h)                                 Seller’s sole obligations to Purchaser with respect to transferring or providing rights to use the Licensed Computer Programs, Embedded Computer Programs, the Shrink Wrap Computer Programs and the Service Computer Programs shall be those described in this Section 5.8.  Each party shall bear its own costs of reviewing and negotiating any agreements required for the implementation of this Section 5.8.  Seller shall, in using reasonable best efforts to obtain the rights described in Sections 5.8(c) and (d) for Purchaser, be entitled to use reasonable business judgment in negotiating with unrelated third party licensors and agreeing to terms and conditions under which such rights are granted or consented to by such licensors.  Seller shall keep Purchaser informed on a contemporaneous basis as to the general progress of negotiations with each of the unrelated third party licensors, but Purchaser shall have no right to intervene in or participate in such negotiations or to contest, by an action for injunction or otherwise, Seller’s decisions to accept or reject terms offered by a licensor.  The foregoing sentence does not apply to or limit in any way Seller’s obligations under Section 5.8(i) nor does it limit Purchaser’s right to obtain damages if Seller fails to use reasonable best efforts to obtain the rights for Purchaser described in Sections 5.8(c) and (d).

(i)            Notwithstanding any other provision in this Section 5.8, if despite reasonable best efforts of Seller to obtain on behalf of Purchaser the rights described in subsections (c) or (d) of this Section 5.8, such rights cannot be obtained at a reasonable cost, or cannot be obtained at all, Seller shall provide, at Seller’s expense, Computer Programs that will perform all of the functions of the Computer Programs the rights to which Seller is otherwise obligated to obtain under subsections (c) or (d), as applicable (the “Unavailable Computer Programs”) that would have been Material to the operation of the Business by Seller at the time of the Closing, in a manner that does not Materially increase the difficulty or expense of operating the Business in comparison to its operation using the Unavailable Computer Programs.  To the extent that Seller delivers any substitute Computer Programs instead of Unavailable Computer Programs in accordance with this Section 5.8(i), Seller agrees to reimburse 100% of Purchaser’s additional expenses of implementing the use of the substitute Computer Programs, including, but not limited to, expenses of implementing the use of such Computer Programs with customers and other third parties that currently use or have access to the Unavailable Computer Programs, to an aggregate total of reimbursable expenses not to exceed $250,000, in addition to any such expenses that are charged against the $500,000 obligation of Seller under Section 5.8(e).

(j)            At the Closing, by consummating the transactions described in this Agreement, Purchaser accepts the rights to Computer Programs described in this Section 5.8 and confirms that as to the Computer Programs (i) listed as CNA Transferred Assets, and (ii) assigned or otherwise provided rights to the Company under Sections 5.8(b) and 5.8(c) as satisfying Seller’s obligations to transfer to or obtain for the Company rights with respect to each of the Computer Programs described in the foregoing clauses (i) and (ii), provided, however, that by making this confirmation Purchaser does not waive any rights it has or may have in the future to claim and recover from Seller because of a breach of any of Seller’s representations and warranties with respect to such Computer Programs in Article  III.

5.9.          Communications.  Except pursuant to any Legal  Requirements (including, without limitation, the filing of periodic and other reports with the Securities and Exchange Commission or other Governmental Authorities concerning the transactions contemplated by this Agreement and the Related Agreements) or the rules of any applicable stock exchange, no release or announcement concerning this Agreement or the transactions contemplated hereby, shall be made without advance written approval thereof by Seller and Purchaser, which approval shall not be unreasonably conditioned, delayed or withheld.  All Parties shall cooperate with each other in making any such release or announcement.  Each Party shall request confidential treatment of information concerning the transactions contemplated by this Agreement and the Related Agreements when filing such information with, or communicating such information to Governmental Authorities which allow confidential treatment of such type of information.  Seller and Purchaser have prepared a mutually acceptable communications plan for announcing the status of the transactions contemplated hereby, any related events that will occur prior to the Closing, and Purchaser’s plans with respect to future relations with or employment of the Transferred Employees and the customers and distributors of the Business.  From the date of this Agreement through the Closing Date, Purchaser and its Affiliates shall take no action that interferes with or damages the conduct of the Business (provided, however, that Purchaser’s lawful activities in the ordinary course of selling products that compete with those of the Business shall not constitute a violation of this covenant).

5.10.        Execution and Delivery of Documents.  All agreements or certificates delivered in connection with the transactions contemplated by this Agreement shall be deemed to be delivered by the corporations or companies executing the same, and the individual officers executing the same shall not be personally liable thereon.

5.11.        Cooperation after the Closing.

5.11.1      Further Assurances.  After the Closing, Seller and Purchaser shall cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement and the Related Agreements, or to aid in the preparation of any regulatory filing, financial statement or (subject to the provisions of Section 8.1) Tax Return; provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and not impose upon either Party any Material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the Related Agreements.  After the Closing, Seller and Purchaser, as the case may be, shall afford or cause to be afforded to any Indemnifying Party pursuant to Article X hereof such access to all books, records and personnel of the Company during normal business hours as shall be reasonably requested with respect to any claim or assertion of any Loss.  Seller may retain copies of any Records of the Business (as defined in Section 5.11.4) as of the Closing Date, which if retained shall be held subject to Section 5.16.

5.11.2.     Seller’s Access to Records.  Except as to Tax books, records and information, which are subject to the provisions of Section 8.1, for a period of seven years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Company to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Company prior to the Closing Date.  Such access shall be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours.  Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 5.11.2.  If Purchaser shall desire to dispose of any of such books and records after the expiration of such seven-year period, Purchaser shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

5.11.3.     Purchaser’s Access to Records.  Except as to Tax books, records and information, which are subject to the provisions of Section 8.1, for a period of seven years after the Closing Date, Purchaser and its representatives shall have reasonable access to all of the books and records relating to the Company that Seller or any of its Affiliates may retain after the Closing Date, except for consolidated Tax Returns of the Loews Corporation Affiliated Group.  Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours.  Purchaser shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 5.11.3.  If Seller or any of its Affiliates shall desire to dispose of any of such books and records after the expiration of such seven-year period, Seller shall, prior to such disposition, give Purchaser a reasonable opportunity, at Purchaser’s expense, to segregate and remove such books and records as Purchaser may select.

5.11.4. Records of the Business.  All records of the Business except for records transferred to or maintained at the corporate level of Seller (the “Records of the Business”) that are not already owned by the Company prior to Closing shall be transferred to the Company as part of the CNA Transferred Assets, to the extent permitted by applicable Legal Requirements, and shall, as the interest of the Company and Seller may appear, remain the property of the Company.  Records of the Business shall include, without limitation, all client account records.  Seller shall not move, alter or destroy any Records of the Business without first providing Purchaser with written notice, and Seller shall not proceed to move, alter or destroy any such records unless Purchaser expressly consents thereto in writing.  To the extent that any Records of the Business are in the possession of Seller, Seller shall permit and cooperate with Purchaser’s downloading and purging of such Records of the Business after the Closing, except to the extent that Seller or any of its Affiliates are required to retain ownership thereof under applicable Legal Requirements.  The cost of retrieving Records of the Business or copies thereof from Seller after the Closing shall be at Purchaser’s expense.

5.11.5. Storage of Records of the Business.  The Parties agree that for the period of time that Records of the Business are maintained in storage facilities leased by Seller or its Affiliates, Purchaser shall pay to Seller the leasing costs associated with storage of the Records of the Business, as mutually agreed by the Parties.

5.11.6.     Subpoenas of Business Records.  If any Governmental Authority shall after the Closing Date serve upon the Purchaser or any of its Affiliates, including the Companies, a subpoena, civil investigative demand or other request or demand for documents related to operation of the Business prior to the Closing Date, Purchaser shall give prompt notice to Seller and shall, if requested by Seller, permit Seller’s counsel a reasonable opportunity to review, prior to delivery, any such documents proposed to be delivered by Purchaser or any of its Affiliates to such Governmental Authority in response to such subpoena, civil investigative demand or other request or demand for information.  If Purchaser is advised in writing by its counsel that the giving of such notice to Purchaser or the inspection of documents is prohibited by any Legal Requirement, Purchaser shall apply to the Governmental Authority at the expense of Seller for permission to make such disclosure or permit such inspection.  To the extent such application is denied by such Governmental Authority, Purchaser shall be excused from performing such of its obligations under this Section as it is prohibited from performing by such Legal Requirements.  To the extent Seller has lawful notice of such a subpoena, civil investigative demand or other request or demand for documents, Seller may at its own expense make any application in its own name to obtain prior review or access to documents proposed to be delivered by Purchaser or any of its Affiliates in response thereto.  At Seller’s expense and at Seller’s request, Purchaser shall cause the Companies to cooperate and provide Seller access to and copies of relevant Business Records generated prior to the Closing Date with respect to Seller’s responses to any subpoena, civil investigative demand or other request or demand for information of any Governmental Authority that has been or shall be served on Seller or any of its Affiliates (including the Companies), whether before or after the Closing Date.

5.12.        Third Party Consents.

5.12.1. Obtaining Third Party Consents.  Seller and Purchaser shall cooperate and use commercially reasonable efforts to obtain all approvals and consents to the transactions contemplated by this Agreement and the Related Agreements, including the consents of third parties under CNA Assigned Contracts or Company Assigned Contracts.  In the event and to the extent that Seller is unable to obtain any required approval or consent of non-governmental authorities to any agreement to be assigned to the Company hereunder, (i) Seller shall use commercially reasonable efforts in cooperation with Purchaser to (A) provide or cause to be provided to Purchaser or the Company the benefits of any such agreement, (B) cooperate in any arrangement, reasonable and lawful as to Seller and Purchaser, designed to provide such benefits to Purchaser or the Company and (C) enforce for the account of Purchaser or the Company any rights of Seller arising from such agreements, including the right to elect to terminate in accordance with the terms thereof on the advice of Purchaser and (ii) Purchaser shall use commercially reasonable efforts to perform or cause the Company to perform the obligations of Seller arising under such agreements and licenses, to the extent that, by reason of the transactions consummated pursuant to this Agreement or otherwise, Purchaser has control over the resources necessary to perform such obligations.  If and when any such approval or consent shall be obtained or such agreement or license shall otherwise become assignable, Seller shall promptly assign all of its rights and obligations thereunder to the Company without the payment of further consideration (except as may be required under Section 5.8(e)) and Purchaser shall, without the payment of any further consideration therefor (except as may be required under Section 5.8(e)), cause the Company to assume such rights and obligations and Seller shall be relieved of any and all obligation or liability thereunder.

5.12.2.     Agreements Affecting the Other Party.  Notwithstanding any other provision of this Section 5.12, neither Seller nor Purchaser shall make or permit any of its Affiliates to make any agreement or understanding affecting the assets or business of the other Party or its Affiliates as a condition to obtaining any consents, approvals or waivers except with the prior written approval of such other Party.

5.13.        Regulatory Compliance.  Purchaser and Seller and their agents, representatives and Affiliates shall comply  with all Legal Requirements applicable to their conduct in performing their obligations under this Agreement and the Related Agreements.

5.14.        No Solicitations.  From and after the date hereof until the Closing, Seller and its Affiliates shall not, and shall direct and use its reasonable best efforts to cause each of its officers, directors, employees, agents, advisors or other representatives (each a “Representative”) not to, (i) directly or indirectly, solicit, initiate or knowingly encourage the submission of any Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to any Proposal or Alternative Transaction, other than with Purchaser or (iii) agree to or approve any Alternative Transaction or authorize any of its Subsidiaries to agree to or approve any Alternative Transaction.  For purposes of this Agreement: (i) “Proposal” means any written proposal or offer from any Person relating to an Alternative Transaction; and (ii) “Alternative Transaction” means any transaction for the sale of the Company and/or the Business.

5.15.        Use of Names.  Notwithstanding any implication contained herein or prior course of conduct to the contrary, in no event shall Purchaser or any of its Affiliates, including the Company, have any right to use, nor shall Purchaser or any of its Affiliates, including the Company, use, any trademark, service mark, trade name, corporate name or acronym of Seller or any of its Affiliates in any jurisdiction or any domain name or URL or any application or registration therefor, owned by, licensed to or used by Seller or any of its Affiliates, or any other mark, name, term or identification that suggests, simulates or is otherwise confusing due to its similarity to the foregoing, except to the extent the Company are authorized to do so pursuant to the Trademark and Trade Name License Agreement.

5.16.        Non-Competition.

5.16.1.     Seller.  In consideration of the benefits of this Agreement and the Related Agreements to Seller and in order to induce Purchaser to enter into this Agreement, Seller hereby covenants and agrees, subject to the exceptions in Section 5.16.3, that for a period of three years after the Closing Date (the “Non-Compete Term”), neither it nor any of its Affiliates shall, without the prior written consent of Purchaser, directly or indirectly, operate, engage in, manage or own any controlling equity interest in any line of business comprised of health care professional liability or product liability claim administration, investigation and consulting for self-insured clients in the Restricted Area (as defined below).

5.16.2.     Restricted Area.  The covenants contained in Section 5.16.1 shall be construed as a series of separate covenants, one for each county or state of the United States of America (including its territories and possessions), and one for the United States (including its territories and possessions), as a whole (together, the “Restricted Area”).

5.16.3.     Exceptions.  Notwithstanding any other provisions of this Agreement to the contrary, the provisions of Section 5.16.1 shall not apply to:

(a)           Claim administration, loss prevention, investigation and consulting for policyholders of Seller and its Affiliates, including, but not limited to, policyholders of fronted or captive programs sponsored, written or reinsured by Seller or its Affiliates, in each case as originated both prior to and after the Closing Date;

(b)           Insuring of policyholders (directly or through fronted or captive programs) that obtain claim administration services from insurance agents or other third party administrators;

(c)           any Person who acquires any interest in CNA Financial or any of its Affiliates, contracts or policies;

(d)           investments (including the retention of investments) in the ordinary course of business by Seller and its Affiliates in less than 10% of the outstanding voting stock or stock equivalents of entities engaging in any lines of business constituting the Business;

(e)           any transaction or transactions, as a result of which CNA Financial or any of its Affiliates acquires any interest in the aggregate of less than 50% of the outstanding voting stock or stock equivalents of any Person engaging in lines of business constituting the Business, the total revenues of such Person attributable to lines of business constituting the Business for the fiscal year immediately preceding such acquisition are less than 50% of such Person’s total revenues for the fiscal year immediately preceding such acquisition, and retention of such interest; or

(f)            any transaction or transactions, as a result of which CNA Financial or any of its Affiliates acquires any interest in the aggregate equal to or greater than 50% of the outstanding voting stock or stock equivalents of any Person engaging in lines of business constituting the Business and the retention of such interest, if the annual revenues of such Person from lines of business constituting the Business are less than 25% of such Person’s total annual revenues for the fiscal year immediately preceding such acquisition and the activities of such Person constituting the Business (the “Business Activities”) are (i) discontinued within 18 months after such acquisition or (ii) disposed of in accordance with Section 5.16.4.

5.16.4.     Disposition of Business Activities.

(a)           In the event of any transaction described in Sections 5.16.3(e) or (f), Seller or, to the extent applicable, its Affiliates shall take the steps provided under Section 5.16.4(a) to attempt to dispose of Business Activities upon a price and terms that are acceptable to Seller within two years after such acquisition.  Seller shall provide to Purchaser prior written notice of its intention to so dispose of the Business Activities. Within ten Business Days after such notice, Purchaser may provide a written offer to Seller to purchase the Business Activities, and Seller shall respond to such offer within five Business Days of receiving such offer, stating whether Seller desires to commence negotiations with Purchaser or take the steps provided under Section 5.16.4(c).  If Seller at any time thereafter in its sole discretion determines that it will initiate the steps provided under Section 5.16.4(c), Purchaser shall have the right to participate in such offering of the Business Activities for sale on the same terms as other potential purchasers that are invited to participate in such offering.

(b)           If Seller or its Affiliates fail to dispose of the Business Activities in accordance with Section 5.16.4(a), not later than three months prior to the earlier of fifteen months after the closing of the applicable acquisition or the end of the Non-Compete Term, Seller shall offer the Business Activities to Purchaser at a fair value (a “Purchaser Offer”).  For purposes hereof, fair value will be determined by Seller taking into account, among other things, an appraisal of the Business Activities by a nationally recognized consulting firm and a valuation of the Business Activities by a nationally recognized investment banking firm with recognized experience in valuing third party claim administration companies.

(c)           Before making any Purchaser Offer, Seller shall have used commercially reasonable best efforts to sell the Business Activities in accordance with Section 5.16.4(a), including providing an offering memorandum to prospective purchasers having, to the Knowledge of Seller, the qualifications and financial means to purchase the Business Activities and providing such prospective purchasers reasonable access to the Business Activities to conduct customary due diligence of such Business Activities.

(d)           With respect to any Purchaser Offer, Seller shall provide Purchaser and its respective representatives, upon execution of customary confidentiality agreements, reasonable access to the Business Activities to conduct customary due diligence of such Business Activities.

(e)           With respect to any Purchaser Offer, Seller and Purchaser shall, at Purchaser’s option, use commercially reasonable best efforts to negotiate and enter into definitive agreements upon commercially reasonable terms to sell to Purchaser the Business Activities for fair value.

(f)            If Purchaser desires to purchase the Business Activities in accordance with this Section 5.16.4, and there is disagreement concerning the fair value as determined by Seller in accordance herewith, the parties shall promptly submit to binding arbitration the question as to fair value of the Business Activities.  Binding arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be selected by AAA and shall have at least 10 years of experience in valuing third party administrators.  The determination of fair value by the arbitrators shall be final.  The parties shall use commercially reasonable best efforts to negotiate and enter into definitive agreements upon commercially reasonable terms to sell to Purchaser the Business Activities for fair value, as determined by the arbitrators.

(g)           If Purchaser fails to purchase the Business Activities in accordance herewith, then Seller’s retention of the Business Activities shall be an exception to Section 5.16.1.

5.16.5.  Due Diligence Materials.  Notwithstanding any other provision of this Agreement, following the Closing, each of Purchaser and Seller may retain one copy of all materials provided by

Seller to Purchaser during the due diligence review of the Business by Purchaser.  Copies of “read only” materials of Seller will be provided by Seller to Purchaser at the Closing.

5.16.6.     Enforcement.  Each of the Parties specifically agrees that this covenant is an integral part of the inducement of the respective Parties to enter into this Agreement and that each Party (or its successors or assigns) shall be entitled to injunctive relief in addition to all other legal and equitable rights and remedies available to it in connection with any breach by the other Party or any of its Affiliates of any provision of this Section 5.16 and that, notwithstanding the foregoing, no right, power or remedy conferred upon or reserved or exercised by a Party in this Section 5.16 is intended to be exclusive of any other right, power or remedy, each and every one of which (now or hereafter existing at law, in equity, by statute or otherwise) shall be cumulative and concurrent.

5.16.7.     No-Hire.

(a)           Purchaser hereby covenants and agrees that neither it nor the Company nor Security Capital Corporation and its subsidiaries shall, during the Non-Compete Term, without the prior written consent of Seller, directly or indirectly, solicit for employment, hire, or enter into an agency or consulting relationship with any personnel employed by Seller or its Affiliates identified on Schedule 5.16.7(a), or any personnel of Seller or its Affiliates working in systems or technology, whether or not so identified, in each case during such employment and for a period of one year after any termination thereof.

(b)           Seller hereby covenants and agrees that neither it nor any of its Affiliates shall, during the Non-Compete Term, without the prior written consent of Purchaser, directly or indirectly, solicit for employment, hire or enter into an agency relationship with, any employee of the Company engaged in the conduct of the Business, during such employment and for a period of one year after any termination thereof.

(c)           Purchaser hereby covenants and agrees that in the event this Agreement is terminated at any time prior to the Closing, neither it nor any of its Affiliates shall, for a period of two years from and including the date of such termination, without the prior written consent of Seller, directly or indirectly, solicit for employment, hire or enter into an agency relationship with, any personnel of Seller or their Affiliates identified on Schedule 5.16.7(c).

(d)           Nothing in this Section 5.16.7 shall prohibit any party from hiring any person who responds to a general solicitation of employment in any newspaper, magazine, trade publication, electronic medium or other media or from soliciting or hiring any person whose employment with the other party terminated one year prior to such solicitation or hiring.

5.16.8.     Confidential Information.  Except as provided in this Section, Seller and its Affiliates will not disclose to, sell or license to or permit the use by any other Person of any Confidential

Information; nor will Seller and its Affiliates use any Confidential Information in violation of any covenant in this Section 5.16.  The foregoing covenant concerning Confidential Information shall not apply to any Confidential Information that is or becomes generally known to and available for use by the public other than as a result of Seller’s fault or the fault of any other Person bound by a duty of confidentiality to Purchaser or the Company.  The foregoing covenant also shall not apply to Confidential Information that is used by the Company and Seller and its Affiliates in common with the other businesses of Seller and its Affiliates as of the Closing Date.

5.16.9.     Rights Retained by Seller.  Purchaser acknowledges that it is not acquiring any interest in any confidential or proprietary information concerning the enterprise of Seller and its Affiliates excluding  the  Business, including, but not limited to, (i) the customers and employees of Seller and its Affiliates, or (ii) information (x) in which the Company or Seller have an ownership interest (either through creation, license, other contractual relation or through acquisition from Seller and its Affiliates), (y) that is confidential, and (z) relates to the data bases, marketing strategies, marketing relationships, products, product development, product pricing, and customers of the enterprise of Seller and its Affiliates excluding the Business.

5.17.        Monthly Financial Statements of the Companies.  From the date hereof through the Closing Date, Seller shall make available to Purchaser, when completed, the unaudited financial statements of the Companies as of the end of, and for, each month as prepared by Seller in the ordinary course of its business.

5.18.        Bidder Agreements.  From the date hereof to the Closing Date, Seller shall use its commercially reasonable efforts to enforce its rights under all effective agreements entered into between Seller, on the one hand, and any proposed purchaser, on the other hand, with respect to the potential acquisition of all or any portion of the Business or similar transaction (the “Bidder Agreements”).  Promptly following the Closing, Seller shall use its commercially reasonable efforts to enforce its rights under the Bidder Agreements for the return or destruction of all confidential information with respect to the Business.  Immediately following the Closing, Seller shall assign each of the Bidder Agreements identified on Schedule 5.18 to Purchaser.  Following the Closing Date, Seller shall use its commercially reasonable efforts to enforce, upon Purchaser’s consent and at Purchaser’s expense, Seller’s rights under all Bidder Agreements not assigned to Purchaser unless a breach of such rights under any such Bidder Agreement would not reasonably be expected to adversely affect the Business.

5.19.        Facilities Plan.  Effective as of the Closing Date, Purchaser will cause the Company to enter into the CNA Subleases described in the Facilities Plan that is Schedule 5.19 to this Agreement (the “Facilities Plan”),  which represents premises that the Company will continue to occupy after the Closing.   Purchaser will further cause the Company to make the monthly rental payments to Seller that are described in the Facilities Plan with respect to space temporarily occupied by the Company after the Closing Date in premises owned or leased by Seller.

5.20.        Audit of Parent Financial Statements.  Effective as of the date of this Agreement, Seller agrees to engage Deloitte & Touch LLP to audit the financial statements of Parent and the

Company for years ended as determined at the Closing Date, subject to terms of the engagement agreement among Seller, Deloitte & Touche LLP and Purchaser to be entered into prior to the Closing.  The engagement agreement shall provide that Purchaser agrees (i) to indemnify and hold Seller, its Affiliates, and the officers, directors and employees of each and Deloitte & Touche harmless from and against any claim or liability whatsoever arising from such audit, and (ii) to reimburse Seller for all costs and expenses of Seller and its Affiliates and Deloitte & Touche LLP associated with such audit and the negotiation and preparation of any agreements with respect thereto, all pursuant to an engagement agreement that is in form and substance satisfactory to Seller and Deloitte & Touche LLP.

5.21.        Confidentiality.  Seller and Purchaser shall hold and cause their respective Representatives to hold in strict confidence, unless compelled to disclose by a Governmental Authority or Legal Requirement, (i) any term of this Agreement, the Related Agreements or the transactions contemplated hereby and thereby, except to the extent provided for under Sections 5.9 and 5.11.6 or as otherwise mutually agreed by the Parties; and (ii) any information that is furnished by or on behalf of the other Party or its Representatives prior to the Closing in connection with the transactions contemplated by this Agreement, except to the extent such information can be shown to have been (x) previously known by the Party to which it was furnished, (y) in the public domain through no fault of the Party to which it was furnished, or (z) later lawfully acquired from other sources by the Party to which it was furnished, provided that such source is not, to such Party’s Knowledge, bound by a confidentiality agreement with the other Party or its Representatives and is not, to such Person’s Knowledge, otherwise prohibited from transmitting the information to such Party by a contractual, legal or fiduciary obligation.

ARTICLE VI

Conditions Precedent To The Obligation
Of Purchaser To Close

Purchaser’s obligation to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Purchaser.

6.1.          Representations, Warranties and Covenants.  The representations and warranties of Seller contained in this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, (i) except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period, and (ii) except when the failure to be true and correct (without regard to any materiality qualifiers therein), after taking into account any amendments to the Schedules pursuant to Section 5.6(c), would not have a Closing Material Adverse Effect.  Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date, except when such failure to perform (without regard to any materiality qualifiers therein) would not have a Closing Material Adverse Effect.  On the Closing Date, Seller shall have delivered to Purchaser a certificate dated as of the Closing Date, and signed by a senior officer of Seller, to the effect contemplated by this Section 6.1.

6.2.          Related Agreements.  The Related Agreements shall have been duly executed and delivered by Seller, as applicable, on or prior to the Closing Date and such agreements shall be in full force and effect with respect to Seller and the Company, as applicable, on the Closing Date.

6.3.          Secretaries’ Certificates.  Seller shall have delivered to Purchaser a certificate of the secretary or assistant secretary of Seller, dated as of the Closing Date, as to the resolutions of the Board of Directors (or other similar governing body) of Seller authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party, as to the status and signature of each of its officers who executed and delivered this Agreement and such Related Agreements and any other document delivered by it in connection with the transactions contemplated by this Agreement and the Related Agreements, and as to its due incorporation, existence and good standing.

6.4.          Approvals and Consents.  The approvals and consents of any Governmental Authority listed on Schedule 3.20 and Schedule 4.7 shall have been received or deemed received in each case without any Material conditions, restrictions or limitations, and the approvals and consents of any Person other than a Governmental Authority listed on Schedule 3.20 and Schedule 4.7 shall have been received or deemed received, in each case without any conditions, restrictions or limitations which in the aggregate would have a Closing Material Adverse Effect; provided, however, that if Seller cannot obtain any such consent from a Person other than a Governmental Authority, Seller shall have the option to provide Purchaser with substantially equivalent arrangements with respect to the item for which such consent could not be obtained, in which event the condition contained in this Section 6.4 shall be deemed satisfied.  All applicable waiting periods under any federal or state statute or regulation shall have expired or been terminated.

6.5.          Injunction and Litigation.  There shall be in effect no injunction, writ, preliminary restraining order or other order issued by any court of competent jurisdiction directing that the transactions contemplated by this Agreement or the Related Agreements not be consummated as herein or therein provided.

6.6.          Bank Financing.  Purchaser shall have received financing for the purchase of the Company in the principal amount not to exceed $16,000,000 prior to the Closing on terms substantially equivalent to those contained in terms under discussion between Purchaser and  Bank One, N.A., which terms have not been disclosed to Seller.  Notwithstanding any other provision of this Agreement, if such financing is not obtained, Purchaser shall not be deemed to be in breach of this Agreement provided that Purchaser used commercially reasonable efforts to obtain and close such financing or a similar financing from another institution on substantially equivalent terms.

6.7.          CNA Release.  Seller and such directors and officers of the Companies as Purchaser may reasonably specify shall have executed and delivered the CNA Release.

6.8.          Closing Material Adverse Effect.  Since the date hereof, there shall not have been any change, event or circumstance with respect to the Company or the Business which is a Closing Material Adverse Effect.

ARTICLE VII

Conditions Precedent To The Obligation
Of Seller To Close

Seller’s obligation to consummate the transactions contemplated by this Agreement and the Related Agreements is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller.

7.1.          Representations, Warranties and Covenants.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period, and except where the failure to be true and correct (without regard to any materiality qualifiers therein) would not impair the ability of Purchaser to perform its obligations under this Agreement and the Related Agreements.  Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.  On the Closing Date, Purchaser shall have delivered to Seller a certificate dated as of the Closing Date, and signed by a senior officer of Purchaser, to the effect contemplated by this Section 7.1.

7.2.          Related Agreements.  The Related Agreements shall have been duly executed and delivered by Purchaser or a Purchaser’s Affiliate, as the case may be, on or prior to the Closing Date and such agreements shall be in full force and effect with respect to Purchaser.

7.3.          Secretary’s Certificates.  Purchaser shall have delivered to Seller a certificate of the secretary or assistant secretary of Purchaser, dated as of the Closing Date, as to the resolutions of the Board of Directors (or other similar governing body) of Purchaser authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party, as to the status and signature of each of its officers who executed and delivered this Agreement and such Related Agreements and any other document delivered by it in connection with the transactions contemplated by this Agreement and the Related Agreements and as to its due incorporation, existence and good standing.

7.4.          Approvals and Consents.  The approvals and consents of any Governmental Authority listed in Schedule 3.20 and Schedule 4.7 shall have been received or deemed received in each case without any Material conditions, restrictions or limitations and the approvals and consents of any Person other than a Governmental Authority listed on Schedule 3.20 and Schedule 4.7 shall have been received or deemed received in each case without any conditions, restrictions or limitations which in the aggregate would have a Material adverse effect on the financial condition and results of operations of the Seller.  All applicable waiting periods under any federal or state statute or regulation shall have expired or been terminated.

7.5.          Companies’ Release.  The Companies and such directors and officers of the Companies as Seller may reasonably specify shall have executed and delivered the Companies’ Release.

7.6.          Injunction and Litigation.  There shall be in effect no injunction, writ, preliminary restraining order or any order of any nature directing that the transactions contemplated by this Agreement and the Related Agreements not be consummated as herein or therein provided.

ARTICLE VIII

Tax Matters

8.1.          Post-Closing Access to Records; Cooperation.  After the Closing, Seller and Purchaser will each afford (or cause the Companies and their respective Affiliates to afford) to the other or to such other’s representatives or agents reasonable access during normal business hours (on terms not unreasonably disruptive to the business, operations or employees of the party or parties of which access is sought) to the records and all other data and information relating to Taxes pertaining to taxable years or periods ending on or prior to the Closing Date (and the Straddle Period) and to the Companies’ employees, the Transferred Employees, the Delayed Transferred Employees, or such other employees providing services in respect of the Business and auditors for the purpose of obtaining information relating to Taxes, to the extent such access is reasonably necessary: (i) to prepare and complete any Tax Returns required to be made hereunder; (ii) to prosecute or defend on behalf of the Companies litigation or administrative controversies controlled by Seller or Purchaser, as the case may be, under Section 8.2 of this Agreement; and (iii) to comply with requests made by any Tax authority conducting an audit, investigation or inquiry relating to the Companies’ activities; provided that in no case will Purchaser (or its Affiliates) have access to the consolidated Tax Returns of the Loews Corporation Affiliated Group.  After the Closing, Purchaser and Seller agree (i) to retain, or (in the case of Purchaser) cause the Companies to retain, all books and records with respect to Tax matters pertinent to the Companies relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority; and (ii) to give the other party hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or Seller, as the case may be, shall allow the other party hereto to take possession of such books and records.

8.2.          Liability for Taxes and Related Matters.

8.2.1.       Seller’s Liability for Taxes.  Seller shall be liable for all federal income taxes imposed on the Company for any taxable year or period that ends on or before the Closing Date.  Seller shall also be liable for all other Taxes, including any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis, with respect to a group of corporations that includes or included the Companies (i) imposed on Seller or its Affiliates (other than the Companies) for any taxable year and (ii) imposed on the Companies or for which the Companies may otherwise be liable (A) for any taxable year or period that ends on or before the Closing Date or (B) with respect to any taxable year or period beginning before and ending after the Closing Date, for the portion of such taxable year or period ending on the Closing Date, which shall be paid to Purchaser or to the Governmental Authority imposing the tax as Purchaser and Seller shall agree.

8.2.2.       Purchaser’s Liability for Taxes.  Purchaser shall be liable to Seller for the Taxes of the Companies for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date.

8.2.3.       Taxes for Short Taxable Year.  Seller and Purchaser shall close the taxable period of the Companies as of the close of business on the Closing Date, unless such action is prohibited by Legal Requirements.  In any case where a Legal Requirement prohibits the Company from closing its taxable year on the Closing Date then, for purposes of Sections 8.2.1 and 8.2.2, the determination of the Taxes of the Companies for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date, except that exemptions, allowances, deductions or minimum amounts that are calculated on an annual basis, such as the deduction for depreciation, shall be ratably apportioned on a time basis.

8.2.4.       Adjustment to Cash Consideration Amount.  Any payment by Purchaser or Seller of any amount for which Purchaser or Seller is liable under Section 8.2.1 and 8.2.2 will be an adjustment to the Cash Consideration Amount and will also be a purchase price adjustment for federal income tax purposes unless a determination (as defined in Section 1313 of the Code) causes any such payment not to constitute an adjustment to the purchase price for federal income tax purposes.

8.2.5.       Preparation and Filing of Tax Returns.  (a) Seller shall cause to be prepared and timely filed, taking into account all valid extensions of time to file, and pay all Taxes due on Tax Returns of the Companies (or Tax Returns in which the Companies are required to be included) that are due to be filed for any taxable years or periods ending on or before the Closing Date.  Without limiting the generality of the foregoing, Seller shall be responsible for preparing and distributing all Internal Revenue Service Forms 1099 with respect to the Company’s operations during the 2004 calendar year.  All such Tax Returns shall be prepared consistent with past practices.  Seller shall pay or cause to be paid all Taxes shown to be due on Tax Returns that it is responsible for preparing and filing under this Agreement.

(b)           Purchaser shall cause to be prepared and timely filed, taking into account all valid extensions of time to file, all Tax Returns of the Companies that are due to be filed for any taxable year or period that begins on or before the Closing Date and ends after the Closing Date (“Straddle Period”).  Taxes for a Straddle Period shall be the joint responsibility of Seller and Purchaser and shall be apportioned between Seller and Purchaser based on an interim closing of the books.  Purchaser shall pay to the appropriate taxing authority the full amount of Taxes shown on any Straddle Period Tax Return.  Purchaser shall promptly provide to Seller a copy of all such Straddle Period Tax Returns as filed and thereafter Seller shall promptly reimburse Purchaser for Seller’s share of such Taxes as determined under this Section 8.2.5.  Purchaser or the Company shall be responsible for preparing and distributing all Internal Revenue Service Forms 1099 with respect to the Company’s operations during the 2005 and later calendar years.

(c)           Purchaser shall be responsible for preparing and filing all Tax Returns and paying all Taxes not covered by Sections 8.2.5(a) and (b).

8.2.6.       Contest Provisions.  (a) Purchaser shall promptly notify Seller in writing upon receipt by Purchaser, any of Purchaser’s Affiliates or the Companies of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities of the Companies for which Seller is liable to Purchaser pursuant to Section 8.2.1, provided that failure to comply with this provision shall not affect Purchaser’s right to indemnification under Article X except to the extent such failure directly results in an increase in the amount for which Seller is liable under Section 8.2.1.  Seller shall promptly notify Purchaser in writing upon receipt by Seller or any of Seller’s Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities of the Companies for which Purchaser is liable to Seller pursuant to Section 8.2.2, provided that failure to comply with this provision shall not affect Seller’s right to indemnification under Article X except to the extent such failure directly results in an increase in the amount for which Purchaser is liable under Section 8.2.2.

(b)           Seller shall have the sole right to represent the Companies’ interests in any Tax audit or administrative or court proceeding relating to taxable years or periods ending on or before the Closing Date, and to employ counsel of its choice and expense.

(c)           With respect to Straddle Periods, the Parties shall jointly control any audits or proceedings, and neither Party shall settle or compromise any matter without the prior written consent of the other Party.

(d)           Purchaser shall have the sole right to represent the Companies’ interests in the defense of any claim for Taxes relating to taxable years or periods beginning on or after the Closing Date.

8.3.          Survival of Obligations.  The obligations of the parties set forth in Article VIII shall be unconditional and absolute and shall remain in effect for the period of the relevant statute of limitations applicable to the Taxes at issue.

8.4.          Refunds and Tax Benefits

8.4.1        Income Tax Refunds.  Any Income Tax Refunds that are received by Purchaser or the Companies, and any amounts credited against the Income Tax to which Purchaser or the Companies become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Purchaser shall pay over to Seller such refund or the amount of any such credit within 15 days after receipt or entitlement thereto.

8.4.2.       Carryback of Tax Attributes.  Purchaser agrees that it will (and will cause the Companies to) make a timely election under applicable state Legal Requirements to relinquish, with respect to all consolidated net operating losses attributable to the Companies, the portion of the carryback period for which the Companies were a member of an Affiliated Group, other than the Affiliated Group of which Purchaser is the common parent.  Purchaser shall not elect under any applicable state Legal Requirement to carry back any item of loss, deduction or credit of Purchaser, the Companies or any of their Affiliates that arises in any Tax Period or portion thereof after the Closing Date into any Tax period or portion thereof ending on or before the Closing Date.

8.5.          Tax Sharing Agreements.  All tax sharing agreements or similar agreements (other than this Agreement) with respect to or involving the Companies shall be terminated as of the Closing, and, after the Closing Date, neither Purchaser and the Companies nor Seller and its ultimate tax parent (or any of its direct or indirect Subsidiaries or Affiliates) shall be bound thereby or have any liability thereunder.

8.6.          Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement) shall be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Legal Requirements, Seller will join in the execution of any such Tax Returns and other documentation.

8.7.          Disclosure of U.S. Federal Income Tax Treatment.  Notwithstanding any other provision of this Agreement to the contrary, Seller and Purchaser (and each of their employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated under this Agreement and the Related Agreements and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure, provided, however, that such disclosure may not be made until the earlier of the date of the public announcement of discussions relating to the transactions contemplated by this Agreement, the date of the public announcement of the transactions contemplated by this Agreement, or the date of the execution of this Agreement.  For this purpose, the “tax treatment” is the purported or claimed U.S. federal income tax treatment of the transactions contemplated by this Agreement and the Related Agreements, and the “tax structure” is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.  The preceding two sentences are intended to cause such transactions not to be treated as offered under conditions of confidentiality for purposes of Sections 1.6011-4(b)(3) and 301.6111-2(a)(2)(ii) (or any successor provisions) of the Treasury Regulations issued under the Code, and shall be construed in a manner consistent with such purpose.

ARTICLE IX

Termination

9.1.          Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual agreement of Purchaser and Seller;

(b)           by Purchaser or Seller if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties shall use commercially reasonable efforts to terminate), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(c)           by Purchaser if, subsequent to the date hereof and prior to the Closing Date, there occurs any events that have had or are likely to have individually or in the aggregate a Closing Material Adverse Effect, and such Closing Material Adverse Effect is incapable of being cured or has continued without cure for a period of 30 days after notice thereof by Purchaser to Seller;

(d)           by Purchaser if the Closing has not occurred on or before the Outside Closing Date (unless the failure results primarily from a breach by Purchaser of any representation, warranty or covenant of Purchaser contained in this Agreement or Purchaser’s failure to fulfill its obligations incidental to a condition precedent to Closing or another default by Purchaser); or

(e)           by Seller if the Closing has not occurred on or before the Outside Closing Date (unless the failure results primarily from a breach by Seller of any representation, warranty or covenant of Seller contained in this Agreement or Seller’s failure to fulfill a condition precedent to Closing or another default by Seller).

9.2.          Procedure on Termination.  In the event of termination of this Agreement pursuant to Section 9.1 hereof, written notice of termination shall be given pursuant to the notice provisions herein, and the transactions contemplated by this Agreement shall be terminated without further action by any Party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(a)           Purchaser and Seller shall return all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, upon the written request of the Party furnishing the same,

(b)           such termination shall not in any way limit or restrict the rights and remedies of any Party hereto against any other Party which has breached any of the representations, warranties, covenants, agreements or other provisions of this Agreement prior to termination hereof, and

(c)           any confidentiality obligations of the Parties (arising under this Agreement or under any other confidentiality agreement entered into by Seller and Purchaser, including, but not limited to, the Confidentiality Agreement) shall survive the termination of this Agreement.

ARTICLE X

Indemnification

10.1.        Seller’s Indemnification.  In addition to any other provisions of this Agreement under which Seller has agreed to indemnify Purchaser, and except as otherwise expressly provided in this Agreement, Seller (without right of contribution from the Companies) shall indemnify and hold Purchaser, the Company and their respective directors, officers and employees harmless from and against any Loss arising or resulting from:

(a)           Any breach of any representation or warranty contained in this Agreement or from any misrepresentation in any certificate furnished or to be furnished to Purchaser hereunder;

(b)           Any nonfulfillment of any agreement on the part of Seller under this Agreement;

(c)           Any breach by the Companies of any agreement binding on the Companies that occurs prior to the Closing

(d)           The Retained Employee Liabilities;

(e)           Litigation of the type described in Section 3.6 that arises as a result of acts or omissions of the Company prior to the Closing Date;

(f)            Unpaid Taxes of any member of the Loews Corporation Affiliated Group (other than the Companies) under Internal Revenue Service Reg. §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; and

(g)           Any Taxes of the Companies with respect to any Tax year or portion thereof ending on or before the Closing Date.

In the case of any action, event or omission described in Sections 10.1(a), (b), (c) and (d) that continues after the Closing, Seller shall be responsible for indemnification for the period prior to the Closing, and the responsibility of Seller and Purchaser for such action, event or omission after the Closing shall be apportioned between them according to equitable allocation principles.

10.2.        Purchaser’s Indemnification.  In addition to any other provisions of this Agreement under which Purchaser has agreed to indemnify Seller, and except as expressly provided in this Agreement, Purchaser shall indemnify and hold Seller and its directors, officers and employees harmless from and against any Loss resulting from any breach of any representation or warranty contained in this Agreement or nonfulfillment of any agreement on the part of Purchaser under this Agreement or from any misrepresentation in any certificate furnished or to be furnished to Seller hereunder.

10.3.        Conditions of Indemnification.  The respective obligations and liabilities of Seller and Purchaser (herein sometimes called the “Indemnifying Party”) to the other (herein sometimes called the “Indemnified Party”) under Sections 10.1 and 10.2 hereof shall be subject to the following terms and conditions:

(a)           Seller and Purchaser each agree to designate a single point of contact within each of their respective corporate organizations to give and receive notices of disputes under this Agreement and the Related Agreements (the “Dispute Officer”), who shall be acceptable to the other party and shall be a senior manager who either reports directly to the Chief Executive Officer or a person who reports to a person who reports directly to the Chief Executive Officer.  In the event of any claim by Purchaser or Seller against the other covered by this Article X that does not involve a claim, audit or inquiry by a third party to which a response must be served in order to avoid default or waiver of any defense, the Parties agree that for a period of not less than 15 days following receipt of the claim by the Party against which the claim has been asserted, they each will respond to reasonable inquiries by the other Party and will hold at least one meeting in person or by telephone conference of the Dispute Officers to attempt to resolve the claim and to provide prompt reimbursement to the claiming Party of the amount agreed to be owed to such Party.  To the extent that any amount of any claim remains in dispute at the end of the agreed period for consideration by the Dispute Officers, which shall not be less than 15 days following receipt of the claim by the Party against whom the claim has been made, the Party seeking recovery may proceed with its claim under Section 10.3(b).  Any undisputed portion of any invoice or other claim that has been submitted pursuant to this Section 10.3 shall be paid to the Party to which such amount is owed within 15 days of the later of (i) the date the invoice or claim is received by the Indemnifying Party, (ii) the date a bona fide dispute over such portion is resolved by agreement of the Parties, or (iii) if a bona fide dispute is not resolved by agreement, the date such dispute is otherwise finally resolved.  Amounts not paid within the time limits provided in this Section 10.3(a) shall bear interest at the Contract Interest Rate.

(b)           On or before the earliest of (i) the 20th day after receipt of notice (referred to herein as “notice”) of commencement of any action or the assertion in writing, formal or informal, of any claim, audit or inquiry (referred to herein as a “claim”), (ii) the tenth day preceding the day on which a responsive pleading must be served in order to prevent judgment by default in favor of the person asserting the claim, or (iii), in the case of a claim described in (a) above, the 30th day after expiration of the agreed period of consideration by the Dispute Officers, the Indemnified Party shall give the Indemnifying Party written notice thereof together with a copy of the document asserting such claim.  Failure to give such notice timely shall not relieve the Indemnifying Party from any obligation under this Agreement except to the extent that the Indemnifying Party is prejudiced, except that the Indemnifying Party shall not be responsible for expenses incurred during the period within which the Indemnified Party failed to give notice.  The Indemnifying Party shall have the right to respond to such claim and to undertake the defense thereof by a representative of its own choosing (which shall be reasonably satisfactory to the Indemnified Party) and to enter into a settlement or compromise thereof or consent to a judgment with respect thereto; provided, however, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim by any third party or consent to the entry of judgment (i) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim, or (ii) that contemplates any payment or performance by the Indemnified Party.  The Indemnified Party may retain separate counsel at its sole cost and expense to represent it in any proceedings involving any claim;

(c)           In the event that the Indemnifying Party, by the 20th day after receipt of notice of a claim by a third party (or, if earlier, by the fifth day preceding the day on which a responsive pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), (i) does not elect to defend against such claim, or (ii) if an election to defend is made, does not provide reasonable assurances to the Indemnified Party of (x) the Indemnifying Party’s (or its insurer’s) ability to pay defense costs and indemnity costs likely to be incurred with respect to the claim, or (y) the Indemnifying Party’s active and diligent defense of the claim, the Indemnified Party will, upon notice to the Indemnifying Party, have the right to respond to such claim and to undertake to defend, compromise or settle such claim on behalf of and for the account and risk of loss of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim upon satisfying conditions (i) and (ii) above at any time prior to the settlement, compromise or final determination thereof (if such assumption be permitted by any court or other tribunal having jurisdiction thereof), provided that the Indemnifying Party shall be given at least 15 days’ prior written notice of the effectiveness of any such proposed settlement or compromise; and

(d)           In connection with any such indemnification, the Indemnifying Party shall cooperate in all reasonable requests of the Indemnified Party.

10.4.        Indemnification Limits.

10.4.1.     Exclusions from Indemnification.  Required payments by an Indemnifying Party pursuant to this Article X shall be limited to the amount of any Loss remaining after deducting therefrom (i) any insurance proceeds recoverable by the Indemnified Party on account of the Loss, (ii) any Tax benefit to the Indemnified Party, and (iii) any indemnity, contribution, or other similar payment recoverable by any Indemnified Party from any third party, in each case with respect to such Loss.  The Indemnified Party shall use commercially reasonable efforts to collect all such indemnity, contribution or other similar payments.

10.4.2.     Time Limits.  Neither Purchaser nor Seller shall have any obligation to indemnify the other for any breach of any representation or breach of warranty or a breach of Section 5.6 or from any misrepresentation in any certificate furnished or to be furnished hereunder unless on or before a date 18 months after the Closing Date, the party seeking indemnification notifies the other party of a claim specifying the factual basis for the claim in reasonable detail to the extent then known by the party seeking indemnification.  The foregoing limit shall not apply, expressly or by implication, (i) to claims based on Sections 3.1, 3.2, 3.3, 3.5, 3.14, 3.15, 4.1, 4.2 and 4.7, each of which shall survive indefinitely, (ii) to claims based on Sections 3.13 or 10.1(f) or 10.1(g) or the covenants in Article VIII, which shall survive, as to each Tax Period to which such representation applies, until the closing of the statute of limitations with respect to such Tax period, and (iii) to claims arising under Sections 10.1(b), (c) (d) and (e), which shall survive indefinitely subject to statutes of limitations applicable to claims that are the subject of Sections 10.1(b), (c), (d) and (e).

10.4.3.     Limitations on Amount.  Seller shall have no obligation to indemnify Purchaser under Section 10.1(a) unless (i) the amount of Purchaser’s claim exceeds $225,000 with respect to any single Loss, (ii) the aggregate amount of such indemnifiable claims previously paid by Purchaser shall exceed $225.000, and thereafter Seller shall be responsible only for the excess of such aggregate amount over $225,000, provided, however, that in no event shall the aggregate of all indemnifiable claims paid by Seller to Purchaser hereunder exceed $3,000,000.  The limitations on amount set forth in this Section shall not apply to limit recovery by Purchaser for indemnification under clauses (i), (ii) and (iii) of Section 10.4.2.

10.4.4.     Exclusive Remedy.  The Parties expressly acknowledge that (i) the provisions of this Article X shall be the sole and exclusive remedy for damages caused as a result of breaches of the representations, warranties and agreements contained in this Agreement (except to the extent additionally provided in Article VIII), except that the Parties shall not be limited to the remedies provided in this Article X with respect to any agreements to be performed after the Closing Date and except that the remedies of injunction and specific performance shall remain available to the

Parties hereto, and (ii) no Indemnifying Party shall be liable or responsible to any other party hereto or its Affiliates for punitive, incidental and consequential or multiplied damages or for lost profits, in accordance with Section 11.11.

ARTICLE XI

Miscellaneous Provisions

11.1.        Notices.  Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be delivered personally, sent by registered or certified mail, postage prepaid, by overnight courier with written confirmation of delivery or by facsimile transmission with written confirmation of error-free transmission.  Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (and immediately after transmission confirmed by telephone), if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery.  Such notices shall be given to the following address:

To Seller:                               Continental Casualty Company

CNA Center

Chicago, Illinois 60685

Attention:  Secretary

Telephone No.: 312-822-1384

Fax Number: 312-822-1297

To Purchaser:                       Security Capital Corporation

8 Greenwich Office Park

Greenwich, CT 06831

Attention: Brian Fitzgerald, Chairman

Telephone No.:  203-625-0770

Fax Number:  203-625-0423

With a copy to:                    Brian O’Connor, Esq.

Diserio Martin O’Connor & Castiglioni LLP

One Atlantic Street

Stamford, CT 06901

Telephone No.:  203-358-0800, Ext. 334

Fax Number:  203-348-2321

11.2.        Sole Agreement.  This Agreement may not be amended or modified in any respect whatsoever except by instrument in writing signed by the Parties hereto.  This Agreement and the Related Agreements and other documents delivered pursuant hereto, constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them with respect thereto.  EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES

CONTAINED IN ARTICLE III, SELLER IS SELLING THE PARENT SHARES ON AN “AS IS, WHERE IS” BASIS, AND DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED.

11.3.        Successors and Assigns.  The rights and obligations of the Parties under this Agreement shall not be subject to assignment except upon prior written consent of the non-assigning Party, and any attempted assignment in violation of this Section 11.3 shall be null and void.  The terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of the Parties hereto.

11.4.        Captions.  The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

11.5.        Disputes Resolution.  This Section establishes a procedure for (i) internal review of disputes between Seller and Purchaser under this Agreement and the Related Agreements, and (ii) a procedure for review and discussion of disputes by Seller and Purchaser prior to initiating any litigation or arbitration with respect thereto.  The parties agree that a failure to follow the procedures described in this Section 11.5 will constitute a breach of this Agreement and of the standard of good faith applicable to this Agreement.  Seller and Purchaser agree to establish procedures within their respective corporate organizations intended to result in the prompt internal reporting of disputes by all levels of the respective organizations.  The dispute resolution procedures so established will require Seller’s and Purchaser’s employees and representatives to report the existence of a dispute with the other party promptly to the Dispute Officer for such employee’s or representative’s organization.  Seller and Purchaser agree that prior to initiating litigation or arbitration of any dispute under this Agreement or any of the Related Agreements, notice of the dispute and a statement of the basis therefor will be provided to the other party by the Dispute Officers for each organization to discuss and explain their positions with respect to the dispute.  Notice of disputes will be given under this provision promptly after the existence of the dispute becomes known to either Seller or Purchaser.  Any notice of a dispute by any person other than the Dispute Officer will be ineffective to initiate the dispute review process under this Section.

11.6.        Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts entered into therein, without reference to principles of choice of law or conflicts of laws.  Purchaser hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal Court sitting in Cook County, State of Illinois, over any suit, action or proceeding arising out of or relating to this Agreement.  Purchaser hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to Purchaser shall be effective service of process for any action, suit or proceeding brought against Purchaser in such court.  Purchaser hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Purchaser agrees that final judgment in any such action, suit or proceeding brought in any such court shall be conclusive and binding upon Purchaser and may be enforced in any other courts to whose jurisdiction Purchaser may be subject, by suit upon such judgment.

11.7.        No Third Party Beneficiaries.  Except as otherwise expressly set forth in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.  For the avoidance of doubt, nothing in this Agreement shall be construed to give any Business Employee any legal or equitable right, remedy or claim under or in respect of this Agreement of any provision contained herein.

11.8.        Expenses.  Except as otherwise provided herein, the Parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, including, without limitation, all fees and expenses of agents, representatives, investment bankers, counsel and accountants.

11.9.        Counterparts.  This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.  Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

11.10.      Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner Materially adverse to any party.  If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

11.11.      Waiver of Jury Trial; Damages.  Each of the Parties hereto irrevocably waives, with respect to any first party action filed by the other party (but not as to any action by one party against the other seeking indemnification for a third party claim against the party initiating the action, to the extent that such damages may be recoverable as part of the indemnification by the indemnified party) (i) any and all right to trial by jury, and (ii) any right to punitive, incidental and consequential or multiplied damages or lost profits, either pursuant to common law or statute, in any legal proceedings arising out of or related to this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties hereby execute this Agreement as of the day and year first set forth above.

SELLER:	CONTINENTAL CASUALTY COMPANY

By:
Name
Title

PURCHASER:	OCTAGON RISK SERVICES, INC.

By:
Name:
Title:

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INDEX OF EXHIBITS

Exhibit A	CNA Assignment and Assumption Agreement
Exhibit B	CNA Bill of Sale
Exhibit C	Company Bill of Sale
Exhibit D	CNA Sublease Form
Exhibit E	CNA Interim Services Agreement
Exhibit F	Company Interim Services Agreement
Exhibit G	Software License Agreement
Exhibit H	Seller Release
Exhibit I	Purchaser Release

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INDEX OF SCHEDULES

Schedule 1(A)	Business Employees
Schedule 1(B)	CNA Assigned Contracts
Schedule 1(C)	CNA Transferred Assets
Schedule 1(D)	Company Assets
Schedule 1(E)	Company Transferred Assets
Schedule 1(F)	Knowledge
Schedule 2.4.1(A)	Prototype Pro Forma Balance Sheet
Schedule 2.4.1(B)	Prototype Working Capital Adjustment
Schedule 3.1	The Company
Schedule 3.4.2(A)	Revenue Recognition Policy
Schedule 3.4.2(B)	Changes in Accounting Methods
Schedule 3.4.3	Liabilities

Schedule 3.5.1	Company Assets without Good and Marketable Title
Schedule 3.5.2	Encumbrances
Schedule 3.5.3	Income Tax Basis
Schedule 3.6	Litigation
Schedule 3.8.1	Company Contracts
Schedule 3.8.2	Assignors in Default of CNA Assigned Contracts
Schedule 3.9.1	Trademarks, Trade Names, Service Marks and Copyrights
Schedule 3.9.3(a)	Owned Principally Used Computer Programs and Owned Generally Used Computer Programs
Schedule 3.9.3(b)	Licensed Computer Programs
Schedule 3.9.3(c)	Shrink Wrap Computer Programs
Schedule 3.10	Customer Agreements
Schedule 3.11	Compliance with Legal Requirements
Schedule 3.12	Licenses
Schedule 3.14	Employment Agreements
Schedule 3.15(a)	ERISA Plans
Schedule 3.15(b)	Employee Benefit Arrangements of the Company
Schedule 3.17	Insurance
Schedule 3.19	Absence of Certain Changes and Events
Schedule 3.20	Seller’s Approvals
Schedule 3.22.2	Leased Real Property
Schedule 3.25	Hazardous Materials
Schedule 4.1	Status of Purchaser
Schedule 4.4	Financial Statements
Schedule 4.7	Purchaser’s Approvals
Schedule 5.2(b)	Conduct of the Business
Schedule 5.7(e)	Delayed Transferred Employees
Schedule 5.7(f)	Employment Records of Transferred Employees
Schedule 5.7(h)	Severance Benefits

ii

Schedule 5.8(c)	Seller’s Obligations with respect to Computer Programs
Schedule 5.8(e)	Aggregation of Reimbursement of Costs Example
Schedule 5.16.7(a)	Employees of Seller or Its Affiliates Subject to No-Hire
Schedule 5.16.7(c)	Employees of Seller or Its Affiliates Subject to No-Hire upon termination of this Agreement
Schedule 5.18	Bidder Agreements
Schedule 5.19	Facilities Plan

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